                              CREDIT AGREEMENT
                        dated as of January 12, 2001
                                    among
                             TYSON FOODS, INC.,
                                 as Borrower
                           THE BANKS PARTY HERETO
                          THE CHASE MANHATTAN BANK,
                           as Administrative Agent
                     MERRILL LYNCH CAPITAL CORPORATION,
                            as Syndication Agent
                                     and
                            SUNTRUST BANKS, INC.,
                           as Documentation Agent
                       _______________________________
                  SUNTRUST EQUITABLE SECURITIES CORPORATION
                                 as Arranger
                                  JP MORGAN
                            MERRILL LYNCH & CO.,
               as Joint Lead Arrangers and Joint Book Managers



































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                                  ARTICLE I
                      Definitions and Accounting Terms

     SECTION 1.01.  Certain Defined Terms                         1
     SECTION 1.02.  Computation of Time Periods                  11
     SECTION 1.03.  Accounting Matter                            11
     SECTION 1.04.  Certain Terms                                11

                                 ARTICLE II
                       Amounts and Terms of the Loans

     SECTION 2.01.  Amounts and Terms of Commitments             11
     SECTION 2.02.  Procedure for Committed Borrowing            12
     SECTION 2.03.  Bid Borrowings                               12
     SECTION 2.04.  Procedure for Bid Borrowings                 13
     SECTION 2.05.  Evidence of Indebtedness                     14
     SECTION 2.06.  Termination and Reduction of the Commitments 15
     SECTION 2.07.  Optional Prepayments                         15
     SECTION 2.08.  Repayment                                    16
     SECTION 2.09.  Interest                                     16
     SECTION 2.10.  Default Interest                             16
     SECTION 2.11.  Continuation and Conversion Elections for
                    Committed Borrowings                         16

                                 ARTICLE III
               Fees; Payments; Taxes; Changes in Circumstances

     SECTION 3.01.  Fees                                         17
     SECTION 3.02.  Computation of Fees and Interest             18
     SECTION 3.03.  Payments by the Borrower                     18
     SECTION 3.04.  Payments by the Banks to the Administrative
                    Agent                                        19
     SECTION 3.05.  Taxes                                        19
     SECTION 3.06.  Sharing of Payments, Etc                     22
     SECTION 3.07.  Inability to Determine Rates                 22
     SECTION 3.08.  Increased Costs                              23
     SECTION 3.09.  Illegality                                   23
     SECTION 3.10.  Capital Adequacy                             23
     SECTION 3.11.  Funding Losses                               24
     SECTION 3.12.  Additional Interest on Eurodollar Loans      24
     SECTION 3.13.  Certificates of Banks                        24
     SECTION 3.14.  Change of Lending Office; Replacement Bank   24

                                 ARTICLE IV
                       Representations and Warranties

     SECTION 4.01.  Corporate Existence; Compliance with Law     25
     SECTION 4.02.  Corporate Authorization; No Contravention;
                    Governmental Authorization                   25
     SECTION 4.03.  Enforceable Obligations                      26
     SECTION 4.04.  Taxes                                        26
     SECTION 4.05.  Financial Matters                            26
     SECTION 4.06.  Litigation                                   27
     SECTION 4.07.  Subsidiaries                                 27
     SECTION 4.08.  Liens                                        27
     SECTION 4.09.  No Burdensome Restrictions; No Defaults      27


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     SECTION 4.10.  Investment Company Act                       27
     SECTION 4.11.  Use of Proceeds; Margin Regulations          28
     SECTION 4.12.  Asset                                        28
     SECTION 4.13.  Labor Matters                                28
     SECTION 4.14.  Environmental Matters                        28
     SECTION 4.15.  Completeness                                 29
     SECTION 4.16.  ERISA                                        29
     SECTION 4.17.  Insurance                                    30

                                  ARTICLE V
                            Conditions Precedent

     SECTION 5.01.  Conditions Precedent to Effectiveness        30
     SECTION 5.02.  Conditions Precedent to All Borrowings       32

                                 ARTICLE VI
                            Affirmative Covenants

     SECTION 6.01.  Compliance with Laws, Etc                    33
     SECTION 6.02.  Use of Proceeds                              33
     SECTION 6.03.  Payment of Obligations, Etc                  33
     SECTION 6.04.  Insurance                                    33
     SECTION 6.05.  Preservation of Corporate Existence, Etc     33
     SECTION 6.06.  Access                                       33
     SECTION 6.07.  Keeping of Books                             34
     SECTION 6.08.  Maintenance of Properties                    34
     SECTION 6.09.  Financial Statements                         34
     SECTION 6.10.  Reporting Requirements                       34
     SECTION 6.11.  Notices Regarding ERISA                      35
     SECTION 6.12.  Employee Plans                               36
     SECTION 6.13.  Environmental Compliance; Notice             36
     SECTION 6.14.  Acquisition and Merger Agreement             36
     SECTION 6.15.  Shelf Registration                           37

                                 ARTICLE VII
                             Negative Covenants

     SECTION 7.01.  Limitations on Liens                         37
     SECTION 7.02.  Limitation on Indebtedness                   39
     SECTION 7.03.  Lease Obligations                            40
     SECTION 7.04.  Restricted Payments                          40
     SECTION 7.05.  Mergers, Etc                                 40
     SECTION 7.06.  Investments in Other Persons                 41
     SECTION 7.07.  Assets                                       41
     SECTION 7.08.  Change in Nature of Business                 42
     SECTION 7.09.  Capital Structure                            42
     SECTION 7.10.  Transactions with Affiliates, Etc            42
     SECTION 7.11.  Accounting Changes                           43
     SECTION 7.12.  Margin Regulations                           43
     SECTION 7.13.  Compliance with ERISA                        43
     SECTION 7.14.  Speculative Transactions                     43
     SECTION 7.15.  Debt Ratio                                   43
     SECTION 7.16.  Interest Expense Coverage Ratio              43





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                                ARTICLE VIII
                              Events of Default

     SECTION 8.01.  Events of Default                            44
     SECTION 8.02.  Remedies                                     46
     SECTION 8.03.  Rights Not Exclusive                         47

                                 ARTICLE IX
                          The Administrative Agent

     SECTION 9.01.  Appointment                                  47
     SECTION 9.02.  Delegation of Duties                         47
     SECTION 9.03.  Liabilities of Agents                        47
     SECTION 9.04.  Reliance by Administrative Agent             47
     SECTION 9.05.  Notice of Default                            48
     SECTION 9.06.  Credit Decision                              48
     SECTION 9.07.  Indemnification                              48
     SECTION 9.08.  Administrative Agent in Individual Capacity  49
     SECTION 9.09.  Successor Administrative Agent               49

                                  ARTICLE X
                                Miscellaneous

     SECTION 10.01.  Notices, Etc                                49
     SECTION 10.02.  Amendments, Etc                             49
     SECTION 10.03.  No Waiver; Remedies                         50
     SECTION 10.04.  Costs and Expenses                          50
     SECTION 10.05.  Indemnity                                   50
     SECTION 10.06.  Right of Set-off                            51
     SECTION 10.07.  Binding Effect                              51
     SECTION 10.08.  Assignments, Participations Etc             51
     SECTION 10.09.  Confidentiality                             52
     SECTION 10.10.  Survival                                    53
     SECTION 10.11.  Headings                                    53
     SECTION 10.12.  Governing Law and Jurisdiction              53
     SECTION 10.13.  Execution in Counterparts                   53
     SECTION 10.14.  Entire Agreement                            53
     SECTION 10.15.  Waiver of Jury Trial                        53




















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     Exhibits
     Exhibit 1.01      Form of Guarantee Agreement
     Exhibit 2.02      Form of Notice of Borrowing
     Exhibit 2.04(a)   Form of Competitive Bid Request
     Exhibit 2.04(b)   Form of Competitive Bid
     Exhibit 2.05(b)   Form of Committed Loan Note
     Exhibit 2.05(c)   Form of Bid Note
     Exhibit 2.11      Form of Notice of Conversion/Continuation
     Exhibit 5.01      Forms of Opinion
     Exhibit 6.09      Form of Compliance Certificate
     Exhibit 10.08     Form of Notice of Assignment
     Attachment A to   Form of Assignment and Assumption
     Exhibit 10.08     agreement Schedules
     Schedule 1.01(a)  Commitments; Percentage Shares
     Schedule 1.01(c)  Existing Depositories
     Schedule 4.05     Material Liabilities
     Schedule 4.06     Pending Litigation
     Schedule 4.07(a)  Subsidiaries
     Schedule 4.07(d)  Joint Ventures/Partnerships
     Schedule 4.13     Labor Matters
     Schedule 4.14     Environmental Matters
     Schedule 4.16     Employee Benefit Plans
     Schedule 7.01/7.02Existing Liens and Existing Indebtedness


































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          CREDIT AGREEMENT dated as of January 12, 2001, among TYSON FOODS,
INC., a Delaware corporation (the "Borrower"), the banks which are or may, from time to time hereafter, become parties hereto (the "Banks"), THE CHASE MANHATTAN BANK, as Administrative Agent (the "Administrative Agent"), MERRILL LYNCH CAPITAL CORPORATION, as Syndication Agent, and SUNTRUST BANKS, INC., as Documentation Agent.
          The Borrower intends to acquire (the "Acquisition") IBP (such term and each other capitalized term used but not defined herein having the meaning given it in Article I) for an aggregate purchase price, together with the assumption and refinancing of Indebtedness, of approximately $4,700,000,000, of which approximately $1,584,300,000 will be the portion of the purchase price paid in cash and approximately $950,000,000 will be the cash amount required to refinance the IBP Credit Agreement and to provide for working capital for IBP.
          The parties hereto agree as follows:

                                  ARTICLE I

                      Definitions and Accounting Terms

          SECTION 1.01. Certain Defined Terms. As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          "Absolute Rate" means a fixed annual rate, expressed as a percentage.
          "Absolute Rate Bid Loan" means any Bid Loan that bears interest determined with reference to an Absolute Rate.
          "Acquisition" has the meaning assigned to such term in the preamble to this Agreement.
          "Acquisition Date" means the date on which the conditions set forth in paragraphs (h) through (l) of Section 5.01 are satisfied (or waived in accordance with Section 10.02).
          "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Banks, together with any successor thereto in such capacity.
          "Administrative Agent's Letter" means the fee letter dated
January 10, 2001, between the Borrower and the Administrative Agent.
          "Administrative Agent's Payment Office" means the address for payments set forth on the signature pages hereof in relation to the Administrative Agent or such other address as the Administrative Agent may from time to time specify in accordance with Section 10.01.
          "Affiliate" means, with respect to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and includes, if such Person is a corporation, each Person who is the beneficial owner of 5% or more of such corporation's outstanding common stock. For purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          "Agreement" means this Credit Agreement, as from time to time amended, modified or supplemented.
          "Aggregate Commitments" means the aggregate amount of the Commitments of all the Banks as in effect from time to time.
          "Assignee" has the meaning specified in Section 10.08(a).
          "Bank" has the meaning specified in the preamble and includes


                                     100
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each Bank listed on the signature pages hereof and each Person which becomes a Bank pursuant to Section 10.08.
          "Bank Affiliate" means a Person engaged primarily in the business of commercial banking and that is a Subsidiary of a Bank or of a Person of which a Bank is a Subsidiary.
          "Bid Borrowing" means an extension of credit hereunder consisting of one or more Bid Loans made to the Borrower on the same day by one or more Banks.
          "Bid Loan" means a Loan made by a Bank to the Borrower pursuant to
Section 2.03 and may be a LIBOR Bid Loan or an Absolute Rate Bid Loan. "Borrower" has the meaning specified in the preamble.
          "Borrowing" means a Committed Borrowing or a Bid Borrowing.
          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Loan, means such a day on which dealings are carried on in the London interbank market.
          "CERCLA" has the meaning specified in the definition of Environmental Law.
          "COBRA" has the meaning specified in Section 4.16(k).
          "Code" means the Internal Revenue Code of 1986 (or any successor(s) thereto), as amended from time to time.
          "Commitment" means, for each Bank, as the context may require
     (i) the amount in dollars set forth in Schedule 1.01(a) opposite the name of such Bank under the heading "Commitment" or as otherwise set forth in any Notice of Assignment, as such amount may be reduced pursuant to Section 2.06 or as a result of one or more assignments pursuant to
          Section 10.08 or
     (j) the obligation of such Bank to extend credit to the Borrower hereunder in the amount specified in the immediately preceding clause (a). The initial aggregate amount of the Banks' Commitments is $2,500,000,000. "Committed Borrowing" means an extension of credit hereunder consisting of Committed Loans made, continued or converted on the same day by the Banks ratably according to their Percentage Shares and, in the case of Eurodollar Loans, having the same Interest Periods.
          "Committed Loan" means an extension of credit by a Bank to the Borrower pursuant to Section 2.01 and may be a Eurodollar Loan or a Reference Rate Loan.
          "Competitive Bid" means an offer by a Bank to make a Bid Loan in accordance with Section 2.04(b).
          "Competitive Bid Request" has the meaning specified in
Section 2.04(a).
          "Consolidated EBITDA" means, for any period, Consolidated Net
Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of
     (k) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) extraordinary losses for such period and minus (b) without duplication and to the extent included in determining such Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.
          "Consolidated Interest Expense" means, for any period, the interest expense (including imputed interest expense in respect of capital lease obligations) of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period (taken as a single accounting period) determined in conformity with GAAP, excluding (to the extent otherwise included therein) any gains or losses, together with any related provision for taxes, realized upon any sale of assets other than in the ordinary course of business; provided, however, that there shall be excluded therefrom the net income (or loss) of any Person accrued prior to the earlier of the date such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person's assets are acquired by the Borrower or any of its Subsidiaries.
          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
          "Controlled Group" means, with respect to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code.
          "Debt Rating" means the actual or implied rating as most recently assigned to the Index Debt or the Borrower's senior, unsecured, non-credit enhanced short-term debt by Moody's or S&P, as the case may be.
          "Debt Ratio" means, at any date of determination, the ratio of
(a) Indebtedness for Borrowed Money at such date to (b) Total Capitalization as of the last day of the most recent fiscal quarter or fiscal year, as the case may be, of the Borrower for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 6.09.
          "Default" means any event or condition which, with the giving of notice or the lapse of time, or both, would become an Event of Default.
          "Domestic Lending Office" has the meaning specified in the definition of Lending Office.
          "Effective Date" means the date on which all conditions precedent set forth in paragraphs (a) through (g) of Section 5.01 are satisfied (or waived in accordance with Section 10.02).
          "Environmental Claim" means any claim, however asserted, by any Governmental Authority or other Person alleging potential liability for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability for damages, punitive damages, cleanup costs, removal costs, remedial costs, response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spill, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by the Borrower or any of its Subsidiaries, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.),

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the Clean Air Act (42 U.S.C.  7401 et seq.), the Toxic Substances Control
Act (15 U.S.C.  2601 et seq.) and the Occupational Safety and Health Act
(29 U.S.C. 651 et seq.) ("OSHA"), as such laws have been or hereafter may be amended, modified or supplemented, and any and all analogous future federal, or present or future state or local, statutes and the regulations promulgated pursuant thereunder.
          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and all regulations promulgated thereunder.
          "ERISA Event" means, with respect to any Person, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under Section 4043 of ERISA);
(b) the withdrawal of such Person or any member of its Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Plan by the PBGC; (e) the failure to make required contributions which would result in the imposition of a Lien under Section 412 of the Code or
Section 302 of ERISA; and (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007 of ERISA.
          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.
          "Eurodollar Lending Office" has the meaning specified in the definition of Lending Office.
          "Eurodollar Loan" means any Committed Loan that bears interest at a rate determined with reference to LIBOR.
          "Eurodollar Reserve Percentage" means, with respect to any Interest Period for any Eurodollar Loan made by any Bank, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
          "Event of Default" has the meaning specified in Section 8.01. "Excess Margin Stock" means that portion, if any, of the Margin
Stock owned by the Borrower and its Subsidiaries that must be excluded from the restrictions imposed by Section 7.01 and Section 7.07 in order for the value (determined in accordance with Regulation U) of the Margin Stock subject to such Sections to account for less than 25% of the aggregate value (as so determined) of all assets subject to such Sections.
          "Existing Credit Agreement" means the Fourth Amended and Restated Credit Agreement dated as of May 26, 1995, as amended, among the Borrower and the banks and agents party thereto.
          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published



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for such day (or, if such day is not a Business Day, for the next preceding
Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.
          "Form W-8BEN" has the meaning specified in Section 3.05(f)(i)(B). "Form W-8ECI" has the meaning specified in Section 3.05(f)(i)(A). "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.
          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any central bank (or similar monetary or regulatory authority) thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          "Guarantee Agreement" means the Guarantee Agreement, substantially in the form of Exhibit 1.01, made by IBP for the benefit of the Administrative Agent and the Lenders.
          "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, waste, solid waste, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.
          "IBP" means IBP, inc., a Delaware corporation.
          "IBP Credit Agreement" means the $950,000,000 Nine-Month Credit Agreement among IBP, the banks party thereto, Bank of America, N.A., as Syndication Agent, and U.S. Bank National Association, as Administrative Agent.
          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (e) all net obligations with respect to Interest Rate Contracts;
(f) all direct or indirect guaranties in respect of any obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a), (b), (c), (d) or (e) above; and (g) all Indebtedness referred to in clause (a), (b), (c), (d) or
(e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person,

                                     104
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even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, that if any Indebtedness of any type referred to above is supported by another type of Indebtedness referred to above, such Indebtedness shall not be considered more than once for the purposes of this definition; and provided, further, that for the purposes of this definition, Indebtedness shall not include any obligation of the Borrower to make payments to or in respect of the Hogty Limited Partnership or similar programs in connection with live inventory, consistent with past practices, or to make payments to MetLife Leasing or a similar entity under and in respect of a lease guaranty program or any similar live inventory program with Arkansas-California Livestock Company, Inc. or another entity, consistent with past practices.
          "Indebtedness for Borrowed Money" means the sum of all Indebtedness of the Borrower and its consolidated Subsidiaries of the type referred to in paragraphs (a), (b) and (d) of the definition of Indebtedness.
          "Indemnified Party" has the meaning specified in Section 10.05(a). "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of the creditors of any Person generally or any substantial portion of the creditors of such Person; in each case undertaken under United States Federal or State law or foreign law.
          "Interest Payment Date" means (a) with respect to any Eurodollar Loan or Bid Loan, the last day of each Interest Period applicable to such Eurodollar Loan or Bid Loan and (i) with respect to any Interest Period of six months duration for any Eurodollar Loan, the date which falls three months after the beginning of such Interest Period, and (ii) with respect to any Bid Loan, such intervening date prior to the maturity thereof as may be agreed between the Borrower and the applicable Bank and (b) with respect to any Reference Rate Loan, the last day of each calendar quarter.
          "Interest Period" means,
     (a) with respect to any Eurodollar Loan, the period commencing on the Business Day such Eurodollar Loan is disbursed or on the date on which a Reference Rate Loan is converted into a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; and
     (b) with respect to any Bid Loan, the period specified by the Borrower in the relevant Competitive Bid Request;
     provided, however, that:
          (i) in the case of the continuation of a Eurodollar Loan pursuant to Section 2.11(b), the Interest Period applicable after the continuation of such Loan shall commence on the last day of the preceding Interest Period;
          (ii) if any Interest Period applicable to a Eurodollar Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;



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         (iii) any Interest Period applicable to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
          (iv) no Interest Period for any Loan shall extend beyond the Maturity Date.
          "Interest Rate Contracts" means interest rate protection, cap or collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.
          "IRS" means the Internal Revenue Service of the United States of America.
          "Lending Office" means, with respect to any Bank, (a) in the case of a Committed Loan, the office or offices of such Bank specified as its "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, opposite its name in Schedule 1.01(b) or in the applicable Notice of Assignment or such other office or offices of such Bank as such Bank may from time to time specify in writing to the Borrower and the Administrative Agent and (b) in the case of a Bid Loan, the office of such Bank notified by such Bank to the Borrower as its Lending Office with respect to such Bid Loan or, if such Bank fails to so notify the Borrower, such Bank's Domestic Lending Office listed in Schedule 1.01(b).
          "Level I Status" exists at any date if, at such date (a) the Debt Rating is A- (or the equivalent) or higher by S&P and Baa1 (or the equivalent) or higher by Moody's or (b) BBB+ (or the equivalent) or higher by S&P and A3 (or the equivalent) or higher by Moody's and (c) Level IV Status does not exist.
          "Level II Status" exists at any date if, at such date (a) the Debt Rating is BBB+ (or the equivalent) or higher by S&P or Baa1 (or the equivalent) or higher by Moody's, (b) Level I Status does not exist and
(c) Level IV Status does not exist.
          "Level III Status" exists at any date if, at such date (a) the Debt Rating is BBB (or the equivalent) by S&P and Baa2 (or the equivalent) by Moody's and (b) Level IV Status does not exist.
          "Level IV Status" exists at any date if, at such date (a) the Debt Rating is BBB- (or the equivalent) or lower by S&P or Baa3 (or the equivalent) or lower by Moody's, (b) the Index Debt is unrated by either S&P or Moody's or (c) the Borrower's senior, unsecured short-term Indebtedness for borrowed money that is not guaranteed by any other Person or subject to any other credit enhancement is rated less than A2 by Moody's or less than P2 by S&P or is unrated by either S&P or Moody's.
          "LIBOR" means, with respect to any Eurodollar Loan or LIBOR Bid Loan for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBOR" with respect to such Eurodollar Loan or LIBOR Bid Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the


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principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business days prior to the commencement of such Interest Period.
          "LIBOR Bid Loan" means any Bid Loan that bears interest at a rate determined with reference to LIBOR.
          "LIBOR Bid Margin" has the meaning specified in
Section 2.04(b)(ii)(B).
          "Lien" means any lien, charge, security interest or encumbrance or any other type of preferential arrangement (including liens or retained security titles of conditional vendors and capitalized leases but excluding any right of set-off).
          "Loan" means an extension of credit by a Bank pursuant to
Article II and may be a Committed Loan or a Bid Loan.
          "Loan Documents" means this Agreement, the Guarantee Agreement, any promissory notes delivered pursuant to this Agreement, the account agreement contemplated by the last paragraph of Section 5.01, the Notices of Borrowing, the Notices of Conversion/Continuation and the Competitive Bid Requests.
          "Majority Banks" means at any time Banks holding at least 51% of the Commitments and, if the Commitments have been terminated, Banks holding at least 51% of the then aggregate unpaid principal amount of the Loans made by the Banks.
          "Margin Stock" shall have the meaning given such term under Regulation U.
          "Material Adverse Effect" means (a) an adverse change in, or an adverse effect upon, the financial condition, business, prospects or properties of any of (i) the Borrower or (ii) the Borrower and its Subsidiaries taken as a whole resulting from a single event or a series of events within any 12-month period causing the consolidated Net Worth (calculated as if the Merger had occurred as of the Effective Date) of the Borrower to be reduced by 10% or more; (b) any material adverse change in the rights or remedies of the Banks under the Loan Documents or the ability of the Borrower to perform its obligations under any of the Loan Documents; or (c) any material adverse change in the legality, validity or enforceability of any Loan Document.
          "Maturity Date" means the first anniversary of the Termination
Date.
          "Merger" means the merger of IBP with and into Merger Co. in accordance with the Merger Agreement.
          "Merger Agreement" means the Agreement and Plan of Merger dated as of January 1, 2001, among IBP, the Borrower and Merger Co., with no changes therefrom adverse to the Banks.
          "Merger Co." means Lasso Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of the Borrower.
          "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.
          "Multiemployer Plan" means, with respect to any Person, at any time, a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which such Person or any member of its Controlled Group is making, or is obligated to make contributions or has made, or been obligated to make, contributions.
          "Net Proceeds" means, with respect to any sale, lease, transfer, condemnation or other voluntary or involuntary disposition of assets, including a Permitted Disposition, or any sale or issuance of Senior Notes or any Indebtedness or equity of the Borrower sold or issued in lieu of Senior Notes,


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     (a) the aggregate amount of cash proceeds received by the Borrower or any of its Subsidiaries from such disposition or sale or issuance;
     minus
     (b) the sum of
                (i) all fees and expenses, including customary brokerage commissions, appraisal fees, survey charges, legal and investment banking fees and other similar commissions, charges or fees incurred in connection with such disposition or sale or issuance; plus
               (ii) all taxes, including filing, recording or registration fees, recording taxes and transfer taxes paid (or payable) and income tax paid in connection with such disposition or sale or issuance;
          plus
               (iii) the amount of Indebtedness required to be paid in connection with such disposition to satisfy any Lien existing on the property included in such disposition.
          "Net Worth" means, with respect to any Person, at any date of determination, shareholders' equity as determined in accordance with GAAP.
          "Notice of Assignment" has the meaning specified in
Section 10.08(b).
          "Notice of Borrowing" has the meaning specified in
Section 2.02(a).
          "Notice of Conversion/Continuation" has the meaning specified in
Section 2.11(b).
          "Obligations" means all Loans, other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to any Bank, the Administrative Agent, any Affiliate of any of the foregoing or any Indemnified Party, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes all interest, charges, expenses, fees, attorneys' fees and disbursements (including the allocated cost of in-house counsel) and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.
          "OSHA" has the meaning specified in the definition of Environmental Laws.
          "Other Taxes" has the meaning specified in Section 3.05(b). "Participant" has the meaning specified in Section 10.08(d). "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          "Percentage Share" means, as to any Bank, at any time, such Bank's percentage share of the Aggregate Commitments, as set forth opposite such Bank's name in Schedule 1.01(a) under the heading "Percentage Share" or set forth in any Notice of Assignment delivered pursuant to Section 10.08, as such percentage may be modified from time to time in connection with any assignment of the Commitment of such Bank in accordance with the terms hereof.
          "Permitted Disposition" means, any disposition (except as otherwise permitted under Section 7.07) made by the Borrower or any of its Subsidiaries of any of its assets if the net income for the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.09(a) or (b) derived from the assets

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subject to such disposition together with the net income for such period derived from all other assets sold or otherwise disposed of during or after such period does not exceed 10% of Consolidated Net Income (calculated as if the Merger had occurred as of the Effective Date) for such period.
          "Permitted Investments" means:
          (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States of America having maturities of not more than one year from the date of acquisition;
          (b) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits, repurchase agreements, reverse repurchase agreements or bankers' acceptances, having in each case a tenor of not more than one year issued by any Bank, or by any United States commercial bank or any branch or agency of a non-
     United States bank licensed to conduct business in the United States of America having a combined capital and surplus of not less than $100,000,000 whose short terms securities are rated at least A-1 by S&P and P-1 by Moody's;
          (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's and in either case having a tenor of not more than 270 days; and
          (d) money-market funds invested in short-term securities rated at least as provided in clause (b) above.
          "Permitted Lien Basket" means 10% of Total Capitalization. "Permitted Liens" has the meaning specified in Section 7.01. "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
          "Plan" means, with respect to the Borrower or any member of its Controlled Group, at any time, an employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is maintained for the employees of such Person or any member of its Controlled Group.
          "Priority Debt" means (a) any Indebtedness secured by a Lien (including in connection with capital leases or other financing leases) encumbering any asset of the Borrower or any of its Subsidiaries, (b) any Indebtedness of any Subsidiary of the Borrower (other than Indebtedness of IBP under the Guarantee Agreement and Indebtedness of IBP owed to the Borrower), (c) any receivables purchase transaction involving receivables of the Borrower or any of its Subsidiaries or any other securitization of assets of the Borrower or any of its Subsidiaries and (d) any sale-leaseback transaction involving assets of the Borrower or any of its Subsidiaries.
          "Reference Rate" means the higher of (a) the Federal Funds Rate plus 1/2% and (b) the rate of interest (the "Prime Rate") publicly announced from time to time by the Administrative Agent, as its prime rate in effect at its principal office in New York City. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
          "Reference Rate Loan" means any Committed Loan that bears interest at a rate determined with reference to the Reference Rate.
          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.



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          "Reportable Event" means any of the events set forth in
Section 4043(b) of ERISA or the regulations thereunder.
"Replacement Bank" has the meaning specified in Section 3.14(b).
          "Requirement of Law" means, with respect to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation (including Environmental Laws and ERISA) or order, decree or other determination of an arbitrator or a court or other Governmental Authority applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          "Responsible Officer" means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Secretary of such Person.
          "Senior Notes" means senior unsecured notes of the Borrower intended to be issued in an aggregate principal amount of up to $2,000,000,000, the proceeds of which will be used to repay commercial paper of the Borrower or, if outstanding, Loans and to terminate Commitments hereunder.
          "S&P" means Standard & Poor's Ratings Group or any successor to the rating agency business thereof.
          "Solvent" means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          "Stock" means all shares, options, interests, participations or other equivalents (regardless of how designated) of or in a corporation or other entity, whether voting or non-voting, of any class and includes, common stock, preferred stock or warrants or options for any of the foregoing.
          "Subsidiary" means, with respect to any Person, any corporation more than 50% of whose stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries. At all times on and after the Effective Date, IBP and its Subsidiaries will constitute Subsidiaries of the Borrower.
          "Taxes" has the meaning specified in Section 3.05(a).
          "Tender Offer" means the Offer (as defined in the Merger Agreement) of the Borrower and Merger Co. to acquire 50.1% of the issued and outstanding shares of IBP common stock.
          "Termination Date" means January 10, 2002.
          "Total Capitalization" means, at any date, the sum of (a) the aggregate amount of Indebtedness for Borrowed Money and (b) Net Worth of the Borrower and its consolidated Subsidiaries.
          "Transactions" means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof, the Acquisition, the Merger and the assumption and refinancing of Indebtedness and the other transactions contemplated by the Borrower to be effected in connection therewith.

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          "Tyson Limited Partnership" means that certain Delaware limited partnership of the same name of which Mr. Don Tyson is the Managing General Partner.
          SECTION 1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".
          SECTION 1.03. Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, all computations determining compliance with Sections 7.15 and 7.16 shall use accounting principles consistent with those applied in the preparation of the financial statements of the Borrower referred to in Section 4.05. IBP and its Subsidiaries will be deemed to be consolidated Subsidiaries of the Borrower at all times on and after the Effective Date.
          SECTION 1.04. Certain Terms. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, supplemented, amended and restated or otherwise modified and not to any particular Article, Section, paragraph or clause in this Agreement. The word "includes" and "including" when used herein is not intended to be exclusive and means "includes, without limitation" and "including, without limitation." References herein to an Article, Section, paragraph or clause shall refer to the appropriate Article, Section, paragraph or clause in this Agreement.

                                   ARTICLE II

                       Amounts and Terms of the Loans

          SECTION 2.01. Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and subject to the conditions hereinafter set forth, to make Committed Loans to the Borrower (each such Loan, a "Committed Loan") from time to time on any Business Day during the period from the Effective Date to the Termination Date, in an aggregate principal amount not to exceed at any time outstanding such Bank's Commitment; provided, however, that after giving effect to any Borrowing of Committed Loans, (a) the aggregate principal amount of all outstanding Committed Loans plus (b) the aggregate principal amount of all outstanding Bid Loans shall not exceed the Aggregate Commitments; and provided further that no Loan shall be made at any time prior to the Acquisition Date unless there are at such time no unused commitments under the Existing Credit Agreement (and/or any amendment of, supplement to or replacement of the Existing Credit Agreement). Within the limits of each Bank's Commitment, the Borrower may on and prior to the Termination Date borrow under this Section 2.01, prepay pursuant to Section
2.07 and reborrow pursuant to this Section 2.01. Loans repaid or prepaid after the Termination Date may not be reborrowed.
          SECTION 2.02. Procedure for Committed Borrowing. (a) Each Committed Borrowing shall be made upon the irrevocable notice of the Borrower, received by the Administrative Agent not later than 12:00 noon (New York City time) (i) three Business days prior to the date of the proposed Borrowing, in the case of Eurodollar Loans; and (ii) one Business Day prior to the date of the proposed Borrowing, in the case of Reference Rate Loans; provided, however, that in case of a Committed Borrowing of Reference Rate Loans after the cancellation of a Bid Borrowing pursuant to
Section 2.04(c)(i), the Borrower may give such notice to the Administrative Agent not later than 11:00 a.m. (New York City time) on the date of such

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Committed Borrowing.  Each such notice of a Committed Borrowing (a "Notice of Borrowing") shall be in writing (including by facsimile confirmed immediately by telephone), in substantially the form of Exhibit 2.02 specifying:
           (i) the requested borrowing date, which shall be a Business Day;
          (ii) the aggregate amount of the Borrowing, which (a) shall not exceed the unused portion of the Aggregate Commitments and (b) shall be a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof;
          (iii) whether the Borrowing is to be comprised of Eurodollar
     Loans or Reference Rate Loans; and
          (iv) if the Borrowing is to be comprised of Eurodollar Loans, the duration of the initial Interest Period applicable to such Loans. If the Notice of Borrowing shall fail to specify the duration of the initial Interest Period for any Borrowing comprised of Eurodollar Loans, such Interest Period shall be three months.
          (b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank thereof and of the amount of such Bank's Percentage Share of such Borrowing.
          (c) Each Bank shall make the amount of its Percentage Share of the Committed Borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent's Payment Office by 12:00 noon (New York City time) on the borrowing date requested by the Borrower in funds immediately available to the Administrative Agent. Unless any applicable condition specified in Article V has not been satisfied, the Administrative Agent will make the funds so received from the Banks promptly available to the Borrower by crediting the account of the Borrower on the books of the Administrative Agent (or such other account as shall have been specified by the Borrower) with the aggregate amount made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.
          (d) After giving effect to any Committed Borrowing, there shall not be more than six different Interest Periods in effect in respect of all Committed Loans together.
          SECTION 2.03. Bid Borrowings. In addition to Committed Borrowings pursuant to Section 2.01, each Bank severally agrees that the Borrower may, as set forth in Section 2.04, from time to time on any Business Day during the period from the Effective Date to the Termination Date, request the Banks to submit offers to make Bid Loans to the Borrower; provided, however, that the Banks may, but shall have no obligation to, submit such offers and the Borrower may, but shall have no obligation to, accept any such offers; and provided, further, that at no time shall the sum of (a) the aggregate principal amount of all outstanding Bid Loans made by all Banks plus (b) the aggregate principal amount of all outstanding Committed Loans exceed the Aggregate Commitments.
          SECTION 2.04. Procedure for Bid Borrowings. (a) The Borrower may request a Bid Borrowing hereunder by delivering to the Administrative Agent and each Bank by facsimile not later than 12:00 noon (New York City time) (i) three Business days prior to the date of the proposed Borrowing, in the case of LIBOR Bid Loans; and (ii) one Business Day prior to the date of the proposed Borrowing, in the case of Absolute Rate Bid Loans, a solicitation for Bid Loans (a "Competitive Bid Request"), in substantially the form of Exhibit 2.04(a), specifying:
          (i) the requested borrowing date, which shall be a Business Day;
          (ii) the aggregate amount of the Borrowing, which shall be a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

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       (iii) whether the Bid Loans requested are LIBOR Bid Loans or
     Absolute Rate Bid Loans;
        (iv) the duration of the Interest Period applicable to such Bid Loans, which shall be not less than five days and not more than 183 days and which shall not extend beyond the Termination Date; and
          (v) any other terms to be applicable to such Bid Loans.
          (b) (i) Each Bank may, in response to a Competitive Bid Request, in its discretion, irrevocably submit to the Borrower a Competitive Bid containing an offer or offers to make one or more Bid Loans. Each Competitive Bid must be submitted to the Borrower by facsimile before 10:00 a.m. (New York City time) (i) two Business days prior to the proposed date of Borrowing, in the case of a request for LIBOR Bid Loans and (ii) on the proposed date of Borrowing, in the case of a request for Absolute Rate Bid Loans.
          (ii) Each Competitive Bid shall be in substantially the form of
     Exhibit 2.04(b), specifying:
          (A) the minimum amount of each Bid Loan for which such Competitive Bid is being made, which shall be $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and the maximum amount thereof, which may not exceed the principal amount of Bid Loans for which Competitive Bids were requested (but which may exceed such Bank's Commitment);
          (B) the rate or rates of interest per annum offered for each Bid Loan, which, in the case of a LIBOR Bid Loan, shall be expressed as a percentage (rounded to the nearest 1/100%) to be added to or subtracted from the applicable LIBOR (the "LIBOR Bid Margin");
          (D) the applicable Interest Period for each Bid Loan offered by it; and
          (E) the identity and the applicable Lending Office of the quoting Bank. A Competitive Bid may contain up to six separate offers by the quoting Bank with respect to each Interest Period specified in the related Competitive Bid Request.
          (iii) Any Competitive Bid shall be disregarded if it:
          (A) is not substantially in conformity with Exhibit 2.04(b) or does not specify all of the information required by clause (ii) above;
          (B) contains qualifying, conditional or similar language;
          (C) proposes terms other than or in addition to those set forth in the applicable Competitive Bid Request; or
          (D) arrives after the time set forth in clause (i) above.
          (c) Not later than 11:00 a.m. (New York City time) (i) two Business days prior to the proposed date of Borrowing, in the case of LIBOR Bid Loans and (ii) on the date of such Bid Borrowing, in the case of Absolute Rate Loans, the Borrower shall either
          (i) cancel such Borrowing by giving the Administrative Agent and the Banks notice thereof (which notice may be given by telephone, confirmed by facsimile); or
          (ii) accept one or more of the offers made by any Bank or Banks pursuant to paragraph (b) above, in its sole discretion, by giving notice (which notice may be given by telephone, confirmed by facsimile)(a) to such Bank or Banks of the amount of each Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by such Bank for such Bid Loan pursuant to paragraph (b) above) to be made by each such Bank as part of such Bid Borrowing, and reject any remaining offers made by the Banks and give notice to that effect, and
     (b) to the Administrative Agent of the date of such Borrowing and the



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     aggregate amount thereof (which may not exceed the applicable amount set forth in the related Competitive Bid Request); provided, however, that acceptance by the Borrower of offers may only be made on the basis of ascending LIBOR Bid Margins or Absolute Rates within each Interest Period; and, provided, further, that if offers are made by two or more Banks with the same LIBOR Bid Margins or Absolute Rates for a greater aggregate principal amount than the amount for which such offers are accepted for the related Interest Rate Period, the principal amount of Bid Loans accepted shall be allocated by the Borrower among such Banks as nearly as possible (in multiples not less than $1,000,000) in proportion to the aggregate principal amount of such offers; provided, however, that in the event the Borrower does not, before the time stated above, either cancel the proposed Bid Borrowing pursuant to clause (i) above or accept one or more of the offers pursuant to clause (ii) above, such Bid Borrowing shall be deemed cancelled and provided further, that in the event the Borrower accepts one or more of the offers pursuant to clause (ii) above but does not expressly reject or accept the remaining offers, such remaining offers shall be deemed rejected.
          (d) (i) If the Borrower accepts one or more of the offers to make Bid Loans made by any Bank or Banks pursuant to paragraph (c)(ii) above, each such Bank shall, subject to the satisfaction of the conditions precedent specified in Section 5.02, before 12:00 noon (New York City time) on the date of the Bid Borrowing, make available to the Borrower at such Bank's Lending Office such Bank's portion of such Bid Borrowing in same day funds. (ii) Not later than 5:00 p.m. (New York City time) on the date of each Bid Borrowing,
          (A) the Borrower shall notify the Administrative Agent of (1) the aggregate amount of Bid Loans made in connection with such Bid Borrowing (which amount may not exceed the amount requested pursuant to Section 2.04(a)(ii)), (2) each date on which any Bid Loan shall mature,
     (3) the principal amount of Bid Loans which shall mature on each such date, (4) the highest and the lowest Competitive Bid submitted by the Banks in connection with each Competitive Bid Request, and (5) the highest and the lowest Competitive Bid accepted by the Borrower; and
          (B) the Administrative Agent will in turn promptly give to each Bank the information received from the Borrower in connection with such Bid Borrowing.
          (e) Upon being notified by the Borrower of the amount of, and the applicable Interest Period for, any LIBOR Bid Loan, the Administrative Agent shall determine LIBOR (as provided in the definition of LIBOR) and give prompt notice to the Borrower and the relevant Bank or Banks thereof.
          SECTION 2.05. Evidence of Indebtedness. (a) Each Bank, with respect to amounts payable to it hereunder, and the Administrative Agent, with respect to all amounts payable hereunder, shall maintain on its books in accordance with its usual practice, loan accounts, setting forth each Committed Loan, and, in the case of each Bank having made a Bid Loan, each such Bid Loan, the applicable interest rate and the amounts of principal, interest and other sums paid and payable by the Borrower from time to time hereunder with respect thereto; provided, however, that the failure by any Bank to record any such amount on its books shall not affect the obligations of the Borrower with respect thereto. In the case of any dispute, action or proceeding relating to any amount payable hereunder, the entries in each such account shall be conclusive evidence of such amount absent manifest error. In case of any discrepancy between the entries in the Administrative Agent's books and any Bank's books, such Bank's books shall be considered correct in the absence of manifest error.

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          (b) Notwithstanding the foregoing, if any Bank shall so request for purposes of Section 10.08(e), the obligation to repay the Committed Loans shall also be evidenced by a promissory note in the form of
Exhibit 2.05(b).
          (c) The obligation to repay any Bid Loan shall also, if so requested by the Bank making such Bid Loan, be evidenced by a promissory note in the form of Exhibit 2.05(c).
          SECTION 2.06.  Termination and Reduction of the Commitments.
          (a) Unless previously terminated, the Commitments shall terminate on the Termination Date.
          (b) The Borrower may, at any time and from time to time, upon not less than three Business days' prior notice to the Administrative Agent, terminate the Aggregate Commitments or permanently reduce the Aggregate Commitments by an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayment of Loans made on the effective date thereof, the then outstanding principal amount of Committed Loans and Bid Loans would exceed the Aggregate Commitments then in effect and, provided, further, that once reduced in accordance with this Section 2.06, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to each Bank's Commitment in accordance with such Bank's Percentage Share.
          (c) In the event that (i) Senior Notes are issued, or any offering of Indebtedness or equity of the Borrower is completed in lieu of, or in addition to, an offering of Senior Notes, or (ii) the Existing Credit Agreement is modified, supplemented or replaced and the result is an increase in the commitments available to the Borrower, the Aggregate Commitments shall be reduced by (x) the Net Proceeds thereof upon the receipt by the Borrower of such Net Proceeds or (y) the aggregate amount of such increase in commitments upon the effectiveness thereof, as the case may be, and if such reduction would result in the aggregate outstanding amount of Loans exceeding the Aggregate Commitments, the Borrower shall immediately prepay Committed Loans in an amount sufficient to eliminate such excess (and in the event an excess remains after the prepayment of all Committed Loans, the Borrower will place in a cash collateral account maintained with the Administrative Agent for the benefit of the Banks cash in an amount equal to the remaining excess for application to outstanding Bid Loans as they mature until such excess is eliminated). Any such reduction of the Aggregate Commitments and prepayment of Committed Loans shall be applied as among the Banks ratably in accordance with each Bank's Percentage Share. Any such application of cash from a cash collateral account to repay Bid Loans maturing on the same date shall be applied as among the Banks holding such Bid Loans on a pro rata basis based upon the respective amounts of such maturing Bid Loans.
          SECTION 2.07. Optional Prepayments. (a) Subject to Section 3.11, the Borrower may upon notice to the Administrative Agent, stating the proposed date and aggregate principal amount of the prepayment, received by the Administrative Agent (i) not less than three Business days prior to the proposed date of prepayment, in the case of a prepayment of Eurodollar Loans and (ii) not less than one Business Day prior to the proposed date of prepayment, in the case of a prepayment of Reference Rate Loans, prepay ratably among the Banks, the outstanding principal amount of any Committed Loans in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid. Each such partial prepayment shall be in an aggregate principal amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided, however, that if the aggregate amount of Eurodollar Loans

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comprised in the same Borrowing shall be reduced as a result of any optional prepayment to an amount less than $5,000,000, the Eurodollar Loans comprised in such Borrowing shall automatically convert into Reference Rate Loans at the end of the then current Interest Period. If any notice of prepayment is given, the principal amount stated therein, together with accrued interest to the date of prepayment, shall be due and payable on the date specified in such notice.
          (b) The Borrower may not voluntarily prepay any Bid Loan prior to the maturity date thereof.
          SECTION 2.08. Repayment. (a) The Committed Loans. The outstanding principal amount of all Committed Loans shall be repaid on the Maturity Date.
          (b) The Bid Loans. Each Bid Loan shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable thereto; provided, however, that the outstanding principal amount of all Bid Loans shall be repaid on the Termination Date.
          SECTION 2.09. Interest. (a) Subject to Section 2.10, each Committed Loan shall bear interest, at the option of the Borrower, as follows,
          (i) if such Committed Loan is a Reference Rate Loan, at a rate per annum equal to the Reference Rate; and
          (ii) if such Committed Loan is a Eurodollar Loan, at a rate per annum equal to the sum of LIBOR plus the applicable margin set forth below:
          Debt Rating    Applicable Margin
          Level I Status           0.525%
          Level II Status          0.625%
          Level III Status         0.725%
          Level IV Status          1.075%
          (b) Any change in the Debt Rating shall be effective as of the date on which such change is first publicly announced by S&P or notified to the Borrower by Moody's. Any change in the applicable margin due to a change in the applicable Debt Rating shall be effective on the effective date of such change in the Debt Rating and shall apply to all Eurodollar Loans that are outstanding at any time during the period commencing on the effective date of such change in the Debt Rating and ending on the date immediately preceding the effective date of the next such change in the Debt Rating which results in a change in the applicable margin.
          (c) Accrued and unpaid interest in respect of each Committed Loan shall be paid on each Interest Payment Date, on the date of any prepayment or repayment of Committed Loans and, in the case of any Reference Rate Loan, on each date such Loan is converted into a Eurodollar Loan.
          (d) The Borrower shall pay to each Bank which had made a Bid Loan interest on the unpaid principal amount of such Bid Loan from the date when made until paid in full, on each Interest Payment Date, at a rate per annum equal to LIBOR plus (or minus) the LIBOR Bid Margin, or the Absolute Rate, as the case may be, as specified by such Bank in its Competitive Bid pursuant to Section 2.04(b)(ii).
          SECTION 2.10. Default Interest. During the continuation of any Event of Default pursuant to Section 8.01(a), or after acceleration, the Borrower shall pay, on demand, interest (after as well as before judgment) on the principal amount of all Loans then outstanding, at a rate per annum which is determined by increasing the rate of interest then in effect pursuant to Section 2.09 by 2% per annum; provided, however, that, on and after the expiration of the Interest Period applicable to any Eurodollar
Loan on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event

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of Default or acceleration, bear interest at a rate per annum equal to the
Reference Rate plus 2%; and, provided, further, that if so requested by the Borrower, the Majority Banks may, in their sole discretion, waive the provisions of this Section 2.10.
          SECTION 2.11. Continuation and Conversion Elections for Committed Borrowings. (a) The Borrower may upon irrevocable written notice to the Administrative Agent in accordance with paragraph (b) below:
          (i) elect to convert, on any Business Day, any Reference Rate Loans (or any part thereof in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof) into Eurodollar Loans;
          (ii) elect to convert, on the expiration date of any Interest Period, any Eurodollar Loans maturing on such Interest Payment Date (or any part thereof in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof) into Reference Rate Loans; or
          (iii) elect to continue, on the expiration date of any Interest Period, any Eurodollar Loans maturing on such Interest Payment Date; provided, however, that if on the expiration date of any Interest Period the aggregate amount of outstanding Eurodollar Loans comprised in the same Committed Borrowing shall have been reduced as a result of the conversion of part thereof to an amount less than $5,000,000, the remaining Eurodollar Loans comprised in such Borrowing shall automatically convert into Reference Rate Loans on such date and on and after such date the right of the Borrower to continue such Loans as Eurodollar Loans shall terminate.
          (b) The Borrower shall deliver a notice of conversion or continuation (a "Notice of Conversion/Continuation"), in substantially the form of Exhibit 2.11, to the Administrative Agent not later than 12:00 noon (New York City time) (i) three Business days prior to the proposed date of conversion or continuation, if the Committed Loans or any portion thereof are to be converted into or continued as Eurodollar Loans; and (ii) one Business Day prior to the proposed date of conversion, if the Committed Loans or any portion thereof are to be converted into Reference Rate Loans.
     Each such Notice of Conversion/Continuation shall be by facsimile confirmed immediately by telephone specifying therein:
          (i) the proposed date of conversion or continuation;
          (ii) the aggregate amount of Committed Loans to be converted or continued;
          (iii) the nature of the proposed conversion or continuation; and
          (iv) he duration of the requested Interest Period.
          (c) If, upon the expiration of any Interest Period applicable to Eurodollar Loans, the Borrower shall have failed to select a new Interest Period to be applicable to such Eurodollar Loans, or if an Event of Default shall then have occurred and be continuing, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Reference Rate Loans effective as of the expiration date of such current Interest Period.
          (d) Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Bank thereof or, if no timely notice is provided, the Administrative Agent shall promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made pro rata among the Banks based on the respective outstanding principal amounts of the Loans with respect to which such notice was given held by each Bank.
          (e) After giving effect to any conversion or continuation of any Committed Loans, there shall not be more than six different Interest Periods in effect in respect of all Committed Loans together.

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                                 ARTICLE III

               Fees; Payments; Taxes; Changes in Circumstances

          SECTION 3.01. Fees. (a) (i) The Borrower agrees to pay to the Administrative Agent for the account of each Bank a facility fee equal to the percentage per annum set forth below times such Bank's Commitment (regardless of utilization) or, after the Termination Date, times the aggregate daily outstanding amount of such Bank's Loans:

               Debt Rating            Facility
                                      Fee
               Level I Status         0.100%
               Level II Status        0.125%
               Level III Status       0.150%
               Level IV Status        0.175%

          (ii) Any change in the Debt Rating shall be effective as of the date on which such change is first publicly announced by S&P or notified to the Borrower by Moody's. Any change in the facility fee due to a change in the applicable Debt Rating shall be effective on the effective date of such change in the Debt Rating and shall apply at any time during the period commencing on the effective date of such change in the Debt Rating and ending on the date immediately preceding the effective date of the next such change in the Debt Rating which results in a change in the facility fee.
          (ii) The facility fee shall accrue from the Effective Date to the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing in the calendar quarter ending on March 31, 2001 and on the Maturity Date, provided that if any Loans shall be outstanding after the Maturity Date, then the facility fee shall continue to accrue on the daily outstanding amount of such Loans from and including the Maturity Date to but excluding the date on which such Loans are repaid in full, and such facility fee shall be payable on demand.
          (b) The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent's own account, fees in the amounts and at the times set forth in the Administrative Agent's Fee Letter.
          SECTION 3.02. Computation of Fees and Interest. (a) All computations of interest payable in respect of Reference Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a year of 360 days and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error.
          SECTION 3.03. Payments by the Borrower. (a) All payments (including prepayments) to be made by the Borrower hereunder shall be made without set-off or counterclaim and shall, except as expressly provided herein, be made to the Administrative Agent for the ratable account of the Banks at the Administrative Agent's Payment Office, in dollars and in immediately available funds, not later than 12:00 noon New York City time on the date specified herein; provided, however, that unless otherwise specified herein, each payment in respect of a Bid Loan shall be made

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directly to the relevant Bank to the Lending Office of such Bank.  The
Administrative Agent will promptly after receiving any payment of principal, interest, fees and other amounts from the Borrower distribute to each Bank its Percentage Share (or other applicable share as expressly provided herein) of such payment for the account of its respective Lending Office. Any payment which is received by the Administrative Agent after 12:00 noon (New York City time) shall be deemed to have been received on the immediately succeeding Business Day.
          (b) Whenever any payment of a Committed Loan (and unless otherwise stated in the relevant Competitive Bid Request, a Bid Loan) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest and fees, as the case may be; provided, however, that if such extension would cause any payment of principal of or interest on Eurodollar Loans to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.
          (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent, on demand, the excess of the amount distributed to such Bank over the amount, if any, paid by the Borrower, together with interest thereon at the Federal Funds Rate, for each day from the date such amount is distributed to such Bank to the date such Bank repays such amount to the Administrative Agent; provided, however, that if any Bank shall fail to repay such amount within three Business days after demand therefor, such Bank shall, from and after such third Business Day until payment is made to the Administrative Agent, pay interest thereon at a rate per annum equal to the sum of the Reference Rate plus 1%.
          SECTION 3.04.  Payments by the Banks to the Administrative Agent.
(a) Unless the Administrative Agent shall have received notice from a Bank on the Effective Date, or, with respect to each Committed Borrowing after the Effective Date, at least one Business Day prior to the date of such Borrowing that such Bank will not make available to the Administrative Agent for the account of the Borrower the amount of such Bank's Percentage Share of such Borrowing, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of such Borrowing and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such full amount available to the Administrative Agent and the Administrative Agent in such circumstances makes available to the Borrower such amount, such Bank shall, within two Business days following the date of such Borrowing, make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank's Committed Loan on the date of the Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent within two Business days following the date of such Borrowing, the Administrative Agent shall notify the Borrower of such failure to fund and, on the third Business Day following the date of such Borrowing, the Borrower shall pay such amount

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to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing. Nothing contained in this
Section 3.04(a) shall relieve any Bank which has failed to make available its Percentage Share of any Committed Borrowing hereunder from its obligation to do so in accordance with the terms hereof.
          (b) The failure of any Bank to make any Committed Loan on the date of any Committed Borrowing shall not relieve any other Bank of its obligation hereunder to make a Loan on the date of such Borrowing pursuant to the provisions contained herein, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Committed Borrowing.
          SECTION 3.05. Taxes. (a) Subject to Section 3.05(g), any and all payments by or on account of any obligation of the Borrower to each Bank or the Administrative Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, such taxes (including income taxes, franchise taxes or branch profit taxes) as are imposed on or measured by such Bank's or the Administrative Agent's, as the case may be, net income by the jurisdiction under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").
          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes, intangible taxes, mortgage recording taxes or any other sales, excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").
          (c) Subject to Section 3.05(g), the Borrower shall indemnify and hold harmless each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.05) paid by such Bank or the Administrative Agent, as the case may be, and any liability
(including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date such Bank or the Administrative Agent, as the case may be, makes written demand therefor.
          (d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, then, subject to Section 3.05(g),
          (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.05) such Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;
          (ii) the Borrower shall make such deductions; and
          (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.



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          (e) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment, or other evidence of such payment satisfactory to the Administrative Agent.
          (f) Each Bank which is a foreign Person (i.e., a Person other than a United States Person for United States Federal income tax purposes) hereby agrees that:
          (i) it shall no later than on the Effective Date (or, in the case of a Bank which becomes a party hereto pursuant to Section 10.08 after the Effective Date, the date upon which such Bank becomes a party hereto) deliver to the Administrative Agent (two originals) and to the Borrower (one original):
          (A) if any Lending Office is located in the United States of America, accurate and complete signed copies of IRS Form W-8ECI or any successor thereto ("Form W-8ECI"), and/or
          (B) if any Lending Office is located outside the United States of America, accurate and complete signed copies of IRS Form W-8BEN or any successor thereto ("Form W-8BEN"), in each case indicating that such Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such Lending Office or Lending Offices under this Agreement free from withholding of United States Federal income tax;
          (ii) if at any time such Bank changes its Lending Office or Lending Offices or selects an additional Lending Office it shall, at the same time, but only to the extent the forms previously delivered by it hereunder are no longer effective, deliver to the Administrative Agent (two originals) and to the Borrower (one original), in replacement for the forms previously delivered by it hereunder:
          (A) if such changed or additional Lending Office is located in the United States of America, accurate and complete signed originals of Form W-8ECI; or
          (B) otherwise, accurate and complete signed originals of Form W-8BEN, in each case indicating that such Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional Lending Office under this Agreement free from withholding of United States Federal income tax;
          (iii) it shall, upon the expiration of the most recent Form W-8ECI or Form W-8BEN previously delivered by such Bank or upon such Form becoming inaccurate, incomplete or obsolete in any respect (in each case, other than as a result of any event mentioned in clause (ii) above), deliver to the Administrative Agent (two originals) and to the Borrower (one original) accurate and complete signed copies of Form W-8ECI or Form W-8BEN in replacement for the forms previously delivered by such Bank;
          (iv) it shall, promptly upon the request of the Administrative Agent or the Borrower, deliver to the Administrative Agent and the Borrower, such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank's tax status for withholding purposes;
          (v) if such Bank claims exemption from withholding tax under a United States tax treaty by providing a Form 1001 and such Bank sells or grants a participation of all or part of its rights under this Agreement, it shall notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner under this Agreement. To the extent of this percentage amount, the Administrative Agent shall treat such Bank's Form 1001 as no longer in compliance with


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     this Section 3.05(f).  In the event a Bank claiming exemption from
     United States withholding tax by filing Form W-8ECI with the Administrative Agent, sells or grants a participation in its rights under this Agreement, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code; and
          (vi) if the IRS or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent or the Borrower did not properly withhold tax from amounts paid to or for the account of any Bank (but only to the extent such claim arises because the appropriate form was not delivered, was not properly executed, because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from withholding tax ineffective or because of such Bank's sale of a participating interest in a Loan), such Bank shall indemnify the Administrative Agent and/or the Borrower, as applicable, fully for all amounts paid, directly or indirectly, by the Administrative Agent and/or the Borrower, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent or the Borrower under this
     Section 3.05(f), together with all costs, expenses and attorneys' fees (including the allocated cost of in-house counsel).
Without limiting or restricting any Bank's right to increased amounts under
Section 3.05(d) from the Borrower subject to satisfaction of such Bank's obligations under the provisions of this Section 3.05(f), if such Bank is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by clause (i) above are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to the Bank not providing such forms or other documentation, an amount equivalent to the applicable withholding tax. In addition, the Administrative Agent may also withhold against periodic payments other than interest payments to the extent United States withholding tax is not eliminated by obtaining Form W-8ECI or Form W-8BEN.
          (g) The Borrower shall not be required to pay any additional amounts in respect of United States Federal income tax pursuant to
Section 3.05(d) to any Bank that is a foreign Person for the account of any Lending Office of such Bank:
          (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under Section 3.05(f) in respect of such Lending Office;
          (ii) if such Bank shall have delivered to the Administrative Agent and the Borrower a Form W-8ECI in respect of such Lending Office pursuant to Sections 3.05(f)(i)(A), 3.05(f)(ii)(a) or 3.05(f)(iii) and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8ECI; or




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          (iii) if such Bank shall have delivered to the Administrative
     Agent and the Borrower a Form 1001 in respect of such Lending Office pursuant to Sections 3.05(f)(i)(B), 3.05(f)(ii)(b) or 3.05(f)(iii) and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN.
          (h) Any and all present or future Taxes, Other Taxes and related liabilities (including penalties, interest, additions to tax and expenses) which are not paid by the Borrower pursuant to and as required by this
Section 3.05 shall be paid by the Bank which received the principal, interest or fees in respect of which such Taxes, Other Taxes or related liabilities are payable. Any and all present or future Taxes or Other Taxes which are required by law to be deducted or withheld from or in respect of any sum payable hereunder to any Bank and which are not paid by the Borrower pursuant to and as required by this Section 3.05 will be deducted or withheld by the Administrative Agent without any increase in the sum payable as provided in Section 3.05(d). Each Bank agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes, Other Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes or Other Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 3.05(h)) which are imposed on or with respect to principal, interest or fees payable to such Bank hereunder and which are not paid by the Borrower pursuant to this
Section 3.05, whether or not such Taxes, Other Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.
          SECTION 3.06. Sharing of Payments, Etc. If other than as provided in Section 3.05, 3.08, 3.09, 3.10, 3.11 or 3.12, any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Committed Loan made by it and, after acceleration of all Obligations pursuant to Section 8.02(b), in respect of any Obligation owing to it (including with respect to any Bid
Loan), in the case of the Committed Loan, in excess of its Percentage Share of payments on account of the Committed Loans obtained by all the Banks and, after acceleration, in excess of its pro rata share of all Obligations, such Bank shall forthwith (a) notify the Administrative Agent of such fact and
(b) purchase from the other Banks such participations in the Committed Loans made by them or, after acceleration, in all Obligations owing to them, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks according to their respective Percentage Shares or, after acceleration, their pro rata shares of all Obligations then owing to them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase shall to the extent of such recovery be rescinded and each other Bank shall repay to the purchasing Bank the purchase price thereto together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing
Bank) of any interest or other amount paid or payable by the purchasing Bank

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in respect of the total amount so recovered.  The Borrower agrees that any
Bank so purchasing a participation from another Bank pursuant to the provisions of this Section 3.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error), of participations purchased pursuant to this Section 3.06 and will in each case notify the Banks following any such purchases.
          SECTION 3.07. Inability to Determine Rates. If with respect to any Interest Period for Eurodollar Loans, the Administrative Agent shall determine, or Majority Banks shall notify the Administrative Agent, that LIBOR for such Interest Period will not adequately and fairly reflect the cost to Banks of making, funding or maintaining their Eurodollar Loans for such Interest Period (after giving effect to any event giving rise to additional interest on such Loans pursuant to Section 3.12), the Administrative Agent shall forthwith so notify the Borrower and the Banks, whereupon the obligations of the Banks to make or continue Committed Loans as Eurodollar Loans or to convert Committed Loans into Eurodollar Loans at the end of the then current Interest Period shall be suspended until the Administrative Agent upon the instruction of the Majority Banks revokes such notice. Upon receipt of such notice, the Borrower may revoke its Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Banks shall make, convert or continue the Committed Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Reference Rate Loans instead of Eurodollar Loans.
          SECTION 3.08. Increased Costs. If any Bank shall determine that, due to either (a) the introduction of any Requirement of Law or any change (other than any change by way of imposition of or increase in reserve requirements included in the Eurodollar Reserve Percentage) in or in the interpretation thereof or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Committed Loan, the Borrower shall be liable for, and shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, additional amounts sufficient to compensate such Bank for such increased costs.
          SECTION 3.09. Illegality. (a) If any Bank shall determine that the introduction of any Requirement of Law, or any change in or in the interpretation thereof has made it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for such Bank or its Lending Office to make or continue to fund Loans as Eurodollar Loans or to convert Loans into Eurodollar Loans, then, on notice thereof by such Bank to the Borrower through the Administrative Agent, the obligation of such Bank to make or to continue to fund Loans as Eurodollar Loans or to convert any Loans into Eurodollar Loans shall be suspended until such Bank shall have notified the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.
          (b) If a Bank shall determine that it is unlawful to maintain any Eurodollar Loan made by such Bank, the Borrower shall prepay in full all Eurodollar Loans of such Bank then outstanding, together with interest accrued thereon, either on the last day of the then current Interest Period applicable to each such Eurodollar Loan if such Bank may lawfully continue

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to maintain such Eurodollar Loan to such day, or immediately, together with any amounts required to be paid pursuant to Section 3.11, if such Bank may not lawfully continue to maintain such Eurodollar Loan to such day, unless the Borrower, on or prior to the date on which it would otherwise be required to prepay such Eurodollar Loan, converts all Eurodollar Loans of such Bank then outstanding into Reference Rate Loans.
          (c) Notwithstanding the foregoing, if the obligation of any Bank to make or maintain Eurodollar Loans has been suspended, the Borrower may elect by giving notice to such Bank through the Administrative Agent that all Loans which would otherwise be made or maintained by such Bank as Eurodollar Loans shall be instead Reference Rate Loans.
          SECTION 3.10. Capital Adequacy. If any Bank shall have determined that the compliance with any Requirement of Law regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by such Bank (or its Lending Office) or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and such Bank (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of such Bank's Commitment, loans or obligations under this Agreement with respect to any Committed Borrowing then from time to time, upon demand of such Bank (with a copy of such demand to the Administrative Agent), the Borrower shall be liable for, and shall pay to the Administrative Agent for the account of such Bank, as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase.
          SECTION 3.11. Funding Losses. The Borrower agrees to reimburse each Bank and to hold each Bank harmless from any loss, cost or expense which such Bank may sustain or incur as a consequence of:
          (a) any failure of the Borrower to borrow, continue or convert a Eurodollar Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;
          (b) any prepayment or payment of a Eurodollar Loan on a day which is not the last day of the Interest Period with respect thereto;
          (c) any failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 2.07; or
          (d) the conversion of any Eurodollar Loan to a Reference Rate Loan on a day that is not the last day of the respective Interest Period pursuant to Section 2.11; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.
          SECTION 3.12. Additional Interest on Eurodollar Loans. The Borrower shall pay to each Bank, at the request of such Bank (but not more frequently than once in each calendar quarter), as long as such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan of such Bank from the date such Eurodollar Loan is made until such principal amount is paid in full, at a rate per annum equal at all times to the remainder obtained by subtracting (a) LIBOR for the Interest Period for such Eurodollar Loan from (b) the rate obtained by dividing such LIBOR by a percentage equal to 100% minus the Eurodollar


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Reserve Percentage of such Bank for such Interest Period, payable on each date interest in respect of such Eurodollar Loan is payable.
Notwithstanding the provisions of the previous sentence, the Borrower shall not be obligated to pay to any Bank any additional interest in respect of Eurodollar Loans made by such Bank for any period commencing more than three months prior to the date on which such Bank notifies the Borrower by delivering a certificate from a financial officer of such Bank, that such Bank is required to maintain reserves with respect to Eurocurrency Liabilities.
          SECTION 3.13. Certificates of Banks. Any Bank claiming reimbursement or compensation pursuant to Section 3.05, 3.08, 3.10, 3.11 and/or 3.12 shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the basis for computing the amount payable to such Bank hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise specifically provided herein, the Borrower shall pay to any Bank claiming compensation or reimbursement from the Borrower pursuant to Section 3.08, 3.10, 3.11 or 3.12, the amount requested by such Bank no later than five Business days after such demand.
          SECTION 3.14.  Change of Lending Office; Replacement Bank.
(a) Each Bank agrees that upon the occurrence of any event giving rise to the operation of Section 3.05(c) or (d) or Section 3.08 or 3.09 with respect to such Bank, it will if so requested by the Borrower, use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Loans affected by such event with the object of avoiding the consequence of the event giving rise to the operation of such Section; provided, however, that such designation would not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. Nothing in this Section 3.14 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 3.05(c) or (d) or Section 3.08 or 3.09.
          (b) In the event the Borrower becomes obligated to pay additional amounts to any Bank pursuant to Sections 3.05(c) or (d) or 3.08, or if it becomes illegal for any Bank to continue to fund or to make Eurodollar Loans pursuant to Section 3.09, as a result of any condition described in any such Section, then, unless such Bank has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause for such obligation to pay such additional amounts or for such illegality, the Borrower may designate another Bank which is reasonably acceptable to the Administrative Agent and the Majority Banks (such Bank being herein called a "Replacement Bank") to purchase the Committed Loans of such Bank and such Bank's rights hereunder, without recourse to or warranty by, or expense to, such Bank for a purchase price equal to the outstanding principal amount of the Committed Loans payable to such Bank plus any accrued but unpaid interest on such Loans and accrued but unpaid fees in respect of such Bank's Commitment and any other amounts payable to such Bank under this Agreement, and to assume all the obligations of such Bank hereunder (except for such rights as survive repayment of the Loans), and, upon such purchase, such Bank shall no longer be a party hereto or have any rights hereunder (except those related to any Bid Loans of such Bank which remain outstanding and those that survive full payment hereunder) and shall be relieved from all obligations to the Borrower hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.





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                                 ARTICLE IV

                       Representations and Warranties

          The Borrower represents and warrants to the Administrative Agent and each Bank that:
          SECTION 4.01. Corporate Existence; Compliance with Law. The Borrower and each of its Subsidiaries:
          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
          (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify has no reasonable likelihood of having a Material Adverse Effect;
          (c) has all requisite corporate power and authority to own, pledge, mortgage, hold under lease and operate its properties, and to conduct its business as now or currently proposed to be conducted;
          (d) is in compliance with its certificate of incorporation and by-laws; and
          (e) is in compliance with all other Requirements of Law except such non-compliance as has no reasonable likelihood of having a Material Adverse Effect.
          SECTION 4.02. Corporate Authorization; No Contravention; Governmental Authorization. The execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of the Loans, the Acquisition, the Merger and the other Transactions:
          (a) are within the corporate powers of the Borrower;
          (b) have been duly authorized by all necessary corporate action, including the consent of shareholders where required;
          (c) do not and will not:
          (i) contravene the certificate of incorporation or by-laws of the Borrower;
          (ii) violate any other Requirement of Law (including the Securities Exchange Act of 1934, Regulations T, U and X of the Federal Reserve Board or any order or decree of any court or other Governmental Authority);
          (iii) conflict with or result in the breach of, or constitute a default under, any Contractual Obligation binding on or affecting the Borrower or any of its properties, if such breach or default has any reasonable likelihood of having a Material Adverse Effect, or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or any of its properties is subject; or
          (iv) result in the creation or imposition of any Lien upon any of the property of the Borrower; and
          (d) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person other than those which have been duly obtained, made or given.
          SECTION 4.03. Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower. This Agreement and each other Loan Document are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws or equitable principles relating to or limiting creditors' rights generally.



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          SECTION 4.04.  Taxes.  The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes and assessments payable by them, to the extent the same have become due and payable and before they have become delinquent, except those which are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, provided the non-payment thereof has no reasonable likelihood of having a Material Adverse Effect. The Borrower does not know of any proposed material tax assessment against the Borrower or any of its Subsidiaries and in the opinion of the Borrower, all potential tax liabilities are adequately provided for on the books of the Borrower and its Subsidiaries. The statute of limitations for assessment or collection of Federal income tax has expired for all federal income tax returns filed by the Borrower for all tax years up to and including the tax year ended in March 1992.
          SECTION 4.05. Financial Matters. (a) The consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year of the Borrower ended on September 30, 2000, and the related consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, with reports thereon by Ernst & Young LLP:
          (i) are complete, accurate and fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and for the period covered thereby;
          (ii) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as set forth in the notes thereto; and
          (iii) except as specifically disclosed in Schedule 4.05, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and long-term leases.
          (b) The consolidated balance sheet of IBP and its Subsidiaries as of the last day of the fiscal year of IBP ended on December 25, 1999, and as of the last day of the fiscal quarter of IBP ended on September 23, 2000, and the related consolidated statements of earnings, changes in stockholders' equity and comprehensive income, and of cash flows of IBP and its Subsidiaries for such fiscal year and quarter, with, in the case of said fiscal year, reports thereon by PriceWaterhouseCoopers LLP:
          (i) except as disclosed on Schedule 4.05, are complete, accurate and fairly present the financial condition of IBP and its Subsidiaries as of the respective dates thereof and for the periods covered thereby;
          (ii) except as disclosed on Schedule 4.05, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as set forth in the notes thereto; and
          (iii) except as specifically disclosed in Schedule 4.05, show all material indebtedness and other liabilities, direct or contingent, of IBP and its consolidated Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and long-term leases.
          (c) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of March 31, 2001, prepared giving effect to the Transactions as if the Transactions had occurred on such date and included in the model delivered by the Borrower to the Banks prior to the date hereof. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on assumptions believed by the Borrower to be reasonable, (ii) is based on the best information available to the Borrower

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after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Borrower and its consolidated Subsidiaries as of March 31, 2001, as if the Transactions had occurred on such date.
          (d) Since September 30, 2000, with respect to the Borrower and its Subsidiaries (other than IBP and its Subsidiaries), and December 25, 1999, with respect to IBP and its Subsidiaries, there has been no Material Adverse Effect and no development which has any reasonable likelihood of having a Material Adverse Effect.
          (e) The Borrower is, and the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.
          SECTION 4.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator that have a reasonable likelihood of having a Material Adverse Effect. All pending actions or proceedings affecting the Borrower or any of its Subsidiaries as of the date hereof and involving claims in excess of $10,000,000 are described in Schedule 4.06.
          SECTION 4.07. Subsidiaries. (a) A complete and correct list of all Subsidiaries of the Borrower after giving effect to the transactions to occur on the Acquisition Date, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its incorporation and the percentage of shares of each class outstanding owned by the Borrower and each other Subsidiary of the Borrower is set forth in Schedule 4.07(a).
          (a) All of the outstanding shares of each of the Subsidiaries listed on Schedule 4.07(a) have been validly issued, are fully paid and non-assessable and (other than the shares of IBP) are owned by the Borrower or another Subsidiary of the Borrower, free and clear of any Lien.
          (b) The Borrower has no obligation to capitalize any of its Subsidiaries.
          (c) A complete and correct list of all joint ventures in which the Borrower or any of its Subsidiaries is a partner is set forth in Schedule 4.07(d).
          SECTION 4.08. Liens. There are no Liens of any nature whatsoever on any properties of the Borrower or any of its Subsidiaries other than Permitted Liens.
          SECTION 4.09.  No Burdensome Restrictions; No Defaults.
(a) Neither the Borrower nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction or any Requirement of Law, which has any reasonable likelihood of having a Material Adverse Effect.
          (b) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, has a reasonable likelihood of having a Material Adverse Effect.
          (c) No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower or any of its Subsidiaries.
          SECTION 4.10. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans by the Banks and the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents will not violate any provision of such


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Act or any rule, regulation or order issued by the Securities and Exchange
Commission thereunder.
          SECTION 4.11. Use of Proceeds; Margin Regulations. No part of the proceeds of any Loan will be used, and no Loan will otherwise be, in violation of Regulation T, U or X of the Federal Reserve Board.
          SECTION 4.12. Assets. (a) The Borrower and each of its Subsidiaries has good record and marketable title to all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and such defects in title as have no reasonable likelihood, individually or in the aggregate, of having a Material Adverse Effect.
          (b) The Borrower and each of its Subsidiaries owns or licenses or otherwise has the right to use all material licenses, permits, patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other intellectual property rights that are necessary for the operation of its business, without infringement of or conflict with the rights of any other Person with respect thereto, except for such infringements or conflicts as have no reasonable likelihood of having a Material Adverse Effect. No material slogan or other advertising device, product, process, method or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person except for such infringements or conflicts as have no reasonable likelihood, individually or in the aggregate, of having a Material Adverse Effect.
          SECTION 4.13. Labor Matters. There are no strikes or other labor disputes pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which have any reasonable likelihood of having a Material Adverse Effect. Except as disclosed in Schedule 4.13, no significant unfair labor practice complaint is pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries before any Governmental Authority.
          SECTION 4.14.  Environmental Matters.  Except as disclosed in
Schedule 4.14:
          (a) the on-going operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws except such non-compliance as has no reasonable likelihood of having a Material Adverse Effect;
          (b) the Borrower and each of its Subsidiaries have obtained all environmental, health and safety permits necessary or required for its operations, all such permits are in good standing, and the Borrower and each of its Subsidiaries is in compliance with all material terms and conditions of such permits;
          (c) none of the Borrower, any of its Subsidiaries or any of their present property or operations (or past property or operations) is subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Claim or Hazardous Material which, in each case, has any reasonable likelihood of having a Material Adverse Effect;
          (d) there are no conditions or circumstances associated with any property of the Borrower or any of its Subsidiaries formerly owned and operated by the Borrower or any of its Subsidiaries or any of their predecessors or with the former operations, including off-site disposal practices, of the Borrower or its Subsidiaries or their predecessors which may give rise to Environmental Claims which in the aggregate have any reasonable likelihood of having a Material Adverse Effect; and
          (e) there are no conditions or circumstances which may give rise to any Environmental Claim arising from the operations of the Borrower or its Subsidiaries, including Environmental Claims associated with any

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operations of the Borrower or its Subsidiaries, which have any reasonable likelihood of having a Material Adverse Effect. In addition, (i) neither the Borrower nor any of its Subsidiaries has any underground storage tanks
(a) that are not properly permitted under applicable Environmental Laws or
(b) that to the best of the Borrower's knowledge, are leaking or dispose of Hazardous Materials off-site and (ii) the Borrower and each of its Subsidiaries has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and under OSHA and all other Environmental Laws.
          SECTION 4.15. Completeness. None of the representations or warranties of the Borrower contained herein or in any other Loan Document or in any certificate or written statement furnished by or on behalf of the Borrower pursuant to the provisions of this Agreement or any other Loan Document contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to the Banks which may have a Material Adverse Effect.
          SECTION 4.16. ERISA. (a) Neither the Borrower nor any member of its Controlled Group contributes to any Plan other than those set forth in
Schedule 4.16.
          (b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Federal or state law and rules and regulations promulgated thereunder. With respect to each Plan (other than a Multiemployer Plan) all material reports required under ERISA or any other applicable law or regulation to be filed with the relevant Governmental Authority, the failure of which to file could reasonably result in liability of the Borrower or any member of its Controlled Group in excess of $500,000 have been duly filed and all such reports are true and correct in all material respects as of the date given.
          (c) Except as set forth in Schedule 4.16, no Plan has been terminated nor has any accumulated funding deficiency (as defined in Section 412(a) of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code) nor has any funding waiver from the IRS been received or requested.
          (d) Neither the Borrower nor any member of its Controlled Group has failed to make any contribution or pay any amount due or owing as required by Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan prior to the due date (including permissible extensions thereof) under Section 412 of the Code and Section 302 of ERISA.
          (e) There has been no ERISA Event or any event requiring disclosure under Section 4041(c)(3)(C), 4068(f), 4063(a) or 4043(b) of ERISA with respect to any Plan or trust of the Borrower or any member of its Controlled Group.
          (f) Except as set forth in Schedule 4.16, the value of the assets of each Plan (other than a Multiemployer Plan) equalled or exceeded the present value of the benefit liabilities, as defined in Title IV of ERISA, of each such Plan as of the most recent valuation date using Plan actuarial assumptions at such date.
          (g) There are no pending claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Borrower nor any member of its Controlled Group has knowledge of any threatened litigation or claims against, (i) the assets of any Plan or trust or against any fiduciary of a Plan with respect to the operation of such Plan which has any reasonable likelihood of having a Material Adverse Effect or (ii) the assets of any employee welfare benefit

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plan maintained by the Borrower or any member of its Controlled Group within the meaning of Section 3(1) of ERISA or against any fiduciary thereof with respect to the operation of any such Plan which has any reasonable likelihood of having a Material Adverse Effect.
          (h) Neither the Borrower nor any member of its Controlled Group has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan.
          (i) Neither the Borrower nor any member of its Controlled Group
(i) has incurred or reasonably expects to incur (a) any liability under Title IV of ERISA (other than premiums due under Section 4007 of ERISA to the PBGC) or (b) any withdrawal liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan or (c) any liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, or (ii) has withdrawn from any Multiemployer Plan.
          (j) Neither the Borrower nor any member of its Controlled Group nor any organization to which the Borrower or any member of its Controlled Group is a successor or parent corporation within the meaning of
Section 4069(b) of ERISA has engaged in a transaction within the meaning of
Section 4069 of ERISA.
          (k) Except as set forth in Schedule 4.16, neither the Borrower nor any member of its Controlled Group maintains or has established any welfare benefit plan within the meaning of Section 3(1) of ERISA which provides for
(i) continuing benefits or coverage for any participant or any beneficiary of any participant after such participant's termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations thereunder, and at the expense of the participant or the beneficiary of the participant, or
(ii) retiree medical liabilities. The Borrower and each member of its Controlled Group which maintains a welfare benefit plan within the meaning of Section 3(1) of ERISA has complied with any applicable notice and continuation requirements of COBRA and the regulations thereunder, except where the failure to so comply could not result in the loss of a tax deduction or imposition of a tax or other penalty on the Borrower or any member of its Controlled Group.
          SECTION 4.17. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar properties in localities where the Borrower and its Subsidiaries operate.
                                  ARTICLE V

                            Conditions Precedent

          SECTION 5.01. Conditions Precedent to Effectiveness. The obligation of each Bank to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
          (a) Credit Agreement and Notes. The Administrative Agent shall have received (i) counterparts of this Agreement executed by the Borrower, the Administrative Agent and each of the Banks and of any promissory notes requested by the Banks pursuant to Section 2.05 executed by the Borrower, or
(ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of signed counterparts) that such parties have signed such counterparts;
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          (b) Board Resolutions; Approvals; Incumbency Certificates.  The
Administrative Agent shall have received (i) copies of the resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance by the Borrower of this Agreement and of each of the other Loan Documents to be delivered hereunder by it, and authorizing the borrowing of the Loans, the Acquisition, the Merger and the other Transactions, certified as of the Effective Date by the Secretary or an Assistant Secretary of the Borrower; and
          (ii) a certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute and deliver this Agreement and all other Loan Documents to be delivered hereunder by it;
          (c) Articles of Incorporation; By-laws and Good Standing. The Administrative Agent shall have received each of the following documents:
          (i) the articles or certificate of incorporation of the Borrower as in effect on the Effective Date, certified by the Secretary of State of Delaware as of a recent date and by the Secretary or Assistant Secretary of the Borrower as of the Effective Date and the by- laws of the Borrower and IBP as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of the Borrower as of the Effective Date; and
          (ii) good standing certificates as of a recent date for the Borrower from the Secretaries of State of such states as the Administrative Agent may request;
          (d) Legal Opinion. The Administrative Agent shall have received a favorable opinion, dated the Effective Date and addressed to the Administrative Agent and the Banks of Corporate Counsel of the Borrower and its Subsidiaries to substantially the effect set forth on Exhibit 5.01 and as to such other matters as any Bank through the Administrative Agent may reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion);
          (e) Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, (accompanied, if applicable, by a supporting certificate signed by a Responsible Officer of IBP) dated as of the Effective Date, stating that:
          (i) the representations and warranties contained in Article IV are true and correct on and as of such date, as though made on and as of such date (which statement may be qualified as required in the event the supporting certificate from IBP is not available);
          (ii) no Default or Event of Default exists or would result from the initial Borrowing hereunder; and
          (iii) there has not occurred or become known since September 30, 2000, any condition or change that has affected or could reasonably be expected to affect materially and adversely the business, assets, liabilities, financial condition or material agreements of the Borrower and its Subsidiaries, including IBP and its Subsidiaries, taken as a whole;
          (f) Other Documents. The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent or any Bank may request.
          (g) Fees, Costs and Expenses. The Borrower shall have paid all costs and expenses referred to in Section 10.04 (including legal fees and expenses and the allocated cost of in-house counsel) for which the Borrower has been invoiced prior to the Effective Date.
The Administrative Agent shall notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Banks to make Loans

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hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on March 30, 2001 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          The effectiveness of the obligations to make Loans hereunder shall terminate (other than Loans made solely for the purpose of repaying commercial paper issued on or after the Effective Date but prior to the date of such termination, to the extent the proceeds of such commercial paper shall have been deposited in the account referred to in the last paragraph of this Section 5.01), and any outstanding Obligations shall become immediately due and payable at 3:00 p.m. on March 30, 2001 (or, in the case of Obligations incurred after such time shall become due and payable immediately following their incurrence), unless each of the following conditions is satisfied (or waived in accordance with Section 10.02):
          (h) IBP Guarantee.  The Administrative Agent shall have received
(i) a counterpart of the Guarantee Agreement executed by IBP or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed counterpart) that IBP has signed such counterpart, together with (a) a favorable opinion, dated the date of the Guarantee Agreement and addressed to the Administrative Agent and the Banks of counsel to IBP, to substantially the effect set forth on Exhibit 5.01 and as to such other matters as any Bank through the Administrative Agent may reasonably request, (b) such documents and certificates as the Administrative Agent, (b) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of IBP, the authorization of the Transactions to which IBP is party and (c) if not provided on the Effective Date, the supporting certificate referenced to in paragraph (e) above together with a revised certificate.
          (i) Tender Offer. The Tender Offer shall have been completed (after giving effect to the application of funds made available pursuant to clause (A)(ii) in the last paragraph of this Section 5.01) in accordance with applicable law and the terms of the Merger Agreement and the other documentation related to the Acquisition approved by the Banks prior to the date hereof, without modification or waiver of any material term or condition thereof not approved by the Administrative Agent, and the assets and liabilities of IBP and its Subsidiaries shall be consistent with the pro forma consolidated balance sheet referred to in Section 4.05(c).
          (j) Indebtedness. All credit exposures outstanding under the IBP Credit Agreement shall have been simultaneously repaid, prepaid, defeased or refinanced and all commitments thereunder shall have been terminated (or irrevocable notice of termination shall have been given by IBP), and after giving effect thereto and to the other transactions contemplated to occur in connection with the completion of the Tender Offer, the Borrower and its Subsidiaries (including IBP and its Subsidiaries) shall have outstanding no Indebtedness other than commitments and Indebtedness under or permitted by this Agreement and the Existing Credit Agreement, Indebtedness under the Borrower's commercial paper program and the Senior Notes, if any.
          (k) Approvals and Consents. All requisite governmental authorities and third parties shall have approved or consented to the Acquisition to the extent such approvals or consents are required under applicable laws or agreements or otherwise; all applicable appeal periods shall have expired; and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Acquisition or the Transactions. There shall be no litigation or administrative action that could reasonably be expected to have a material adverse effect on the

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business, assets, liabilities or financial condition of the Borrower and its
Subsidiaries, including IBP and its Subsidiaries, taken as a whole.
          (l) Existing Credit Agreement. Any amendment, waiver or other modification of the Existing Credit Agreement required in connection with this Agreement, the Acquisition, the Merger or any other Transaction shall have become effective and shall be satisfactory in all respects to the Banks.
The Administrative Agent shall notify the Borrower and the Banks of the Acquisition Date, and such notice shall be conclusive and binding. All proceeds of any commercial paper issued by the Borrower on or after the Effective Date but prior to the Acquisition Date shall to the extent that after giving effect to the issuance of such commercial paper (and to any repayment of commercial paper of the Borrower on the date of such issuance) the aggregate outstanding principal amount of commercial paper of the Borrower is in excess of the difference between the aggregate commitments under the Existing Credit Agreement (and/or any amendment of, supplement to or replacement of the Existing Credit Agreement) and the aggregate outstanding principal amount of the loans outstanding thereunder be held in an account of the Borrower maintained with the Administrative Agent pursuant to an account agreement satisfactory to the Borrower and the Administrative Agent and shall (a) be made available to the Borrower solely to finance
(i) the refinancing of the IBP Credit Agreement and other Indebtedness of IBP on or after the date when the condition set forth in paragraph (h) shall have been satisfied and (ii) the consummation of the Tender Offer and the related Transactions on the date on which all the conditions set forth in paragraphs (h) through (l) are satisfied, or (b) if all such conditions are not satisfied on or prior to March 30, 2001, or any earlier date on which the Commitments shall have terminated, be applied solely to repay such commercial paper as it matures and all Obligations that may from time to time be outstanding on or after March 30, 2001, or any earlier date on which the Commitments shall have terminated.
          SECTION 5.02. Conditions Precedent to All Borrowings. The obligation of each Bank to make any Loan on or after the Effective Date shall be subject to the further conditions precedent that:
          (a) Notice of Borrowing. In the case of a Committed Borrowing, the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.02.
          (b) Continuation of Representations and Warranties. The representations and warranties contained in Article IV and in each other
Loan Document shall be true and correct on and as of the date of borrowing with the same effect as if made on and as of such date (except for representations and warranties expressly relating to an earlier date, in which case they shall be true and correct as of such earlier date).
          (c) No Existing Default. No Default or Event of Default shall exist and be continuing or shall result from the Loan being made on such date.
          (d) Other Assurances. The Administrative Agent shall have received such other approvals, opinions or documents as any Bank through the Administrative Agent may reasonably request related to the transactions contemplated hereby.
Each Notice of Borrowing and Competitive Bid Request submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice, application or request and as of the date of each Borrowing relating thereto, that the conditions in this Section 5.02 are satisfied.



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                                 ARTICLE VI

                            Affirmative Covenants

          The Borrower covenants and agrees that as long as any Bank shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:
          SECTION 6.01. Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, with all applicable Requirements of Law, except such as may be contested in good faith by appropriate proceedings and which has no reasonable likelihood of having a Material Adverse Effect.
          SECTION 6.02. Use of Proceeds. The Borrower shall use the proceeds of any Loan hereunder made on or after the Effective Date to finance the Acquisition, to refinance the IBP Credit Agreement and other Indebtedness of IBP, to refinance the Borrower's commercial paper and for working capital and other general corporate purposes (including capital expenditures and acquisitions and to support the issuance of commercial paper) not in contravention of any Requirement of Law and consistent with the representations and warranties contained herein; provided, however, that the proceeds of any Loan hereunder may not be used to finance the purchase or other acquisition of Stock in any Person if such purchase or acquisition is opposed by the board of directors of such Person.
          SECTION 6.03. Payment of Obligations, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful claims and all taxes, assessments and governmental charges or levies unless the same are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established on the books of the Borrower or one of its Subsidiaries in accordance with GAAP, provided all such non-payments, individually or in the aggregate, have no reasonable likelihood of having a Material Adverse Effect.
          SECTION 6.04. Insurance. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
          SECTION 6.05. Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except as permitted under Sections 7.05 and 7.07.
          SECTION 6.06. Access. The Borrower shall permit, and cause each of its Subsidiaries to permit, representatives of the Administrative Agent or any Bank to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their directors, officers and independent public accountants and authorize those accountants to disclose to such Person any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information that such accountants may have with respect to the business, financial and other affairs of the Borrower or any of its Subsidiaries, all at the expense of the Borrower and at such times during normal business hours and as often as may be reasonably desired, upon

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reasonable advance notice to the Borrower; provided, however, that when an
Event of Default exists, the Administrative Agent or any Bank may visit and inspect, at the expense of the Borrower, its records and properties at any time during business hours and without advance notice.
          SECTION 6.07. Keeping of Books. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, proper books of record and account, in which full and correct entries shall be made of all financial transactions and matters involving the assets and business of the Borrower and each of its Subsidiaries in accordance with GAAP.
          SECTION 6.08. Maintenance of Properties. The Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties in good repair, working order and condition, and from time to time make or cause to be made all necessary and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.08 shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is, in the opinion of the Borrower, desirable in the conduct of its business and has no reasonable likelihood of having a Material Adverse Effect.
          SECTION 6.09. Financial Statements. The Borrower shall deliver to each Bank with a copy to the Administrative Agent, in form and details satisfactory to the Banks and the Administrative Agent:
          (a) as soon as available, but not later than 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for such quarter and for the period commencing at the end of the previous fiscal year and ending on the last day of such quarter, which statements shall be certified by the Chief Financial Officer of the Borrower as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and results of operation of the Borrower and its Subsidiaries;
          (b) as soon as available, but not later than 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal year, which statements shall be certified without qualification as to the scope of the audit by a nationally recognized independent public accounting firm and be accompanied by (i) a certificate of such accounting firm stating that such accounting firm has obtained no knowledge that a Default or an Event of Default has occurred and is continuing, or if such accounting firm has obtained such knowledge that a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) copies of any letters to the management of the Borrower from such accounting firm; and
          (c) at the same time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of the Chief Financial Officer of the Borrower (i) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and the action which the Borrower proposes to take with respect thereto) and (ii) a compliance certificate, in substantially the form of
Exhibit 6.09, setting forth in reasonable detail the computations necessary


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to determine whether the Borrower was in compliance with the financial covenant set forth in Section 7.15, in each case reconciling any differences between the numbers used in such calculations and those used in the preparation of such financial statements.
          SECTION 6.10. Reporting Requirements. The Borrower shall furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Banks):
          (a) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or other Governmental Authority affecting the Borrower or any of its Subsidiaries which, individually or in the aggregate, has any reasonable likelihood of having a Material Adverse Effect;
          (b) promptly but not later than three Business days after the Borrower becomes aware of the existence of (i) any Default or Event of Default, (ii) any breach or non-performance of, or any default under, any Contractual Obligation to which the Borrower or any of its Subsidiaries is a party which has any reasonable likelihood of having a Material Adverse Effect, or (iii) any Material Adverse Effect or any event or other development which has a reasonable likelihood of having a Material Adverse Effect, notice by telephone or facsimile specifying the nature of such Default, Event of Default, breach, non-performance, default, Material Adverse Effect, event or development, including the anticipated effect thereof;
          (c) promptly after the sending or filing thereof, copies of all reports which the Borrower or any of its Subsidiaries sends to its security holders generally, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;
          (d) promptly after the creation or acquisition thereof, the name and jurisdiction of incorporation of each new Subsidiary of the Borrower;
          (e) promptly, but not later than five Business days after the Borrower becomes aware of any change by Moody's or S&P in its Debt Rating, notice by telephone or facsimile of such change; and
          (f) such other information respecting the business, prospects, properties, operations or the condition, financial or otherwise, of the Borrower or any of its Subsidiaries as any Bank through the Administrative Agent may from time to time reasonably request.
          SECTION 6.11. Notices Regarding ERISA. Without limiting the generality of the notice provisions contained in Section 6.10, the Borrower shall furnish to the Administrative Agent:
          (a) promptly and in any event (i) within 30 days after the Borrower or any member of its Controlled Group knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event described in Section 4063(a) of ERISA with respect to any Plan, and (ii) within ten days after the Borrower or any member of its Controlled Group knows or has reason to know that any other ERISA Event with respect to any Plan has occurred or a request for a minimum funding waiver under Section 412 of the Code with respect to any Plan has been made, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, which the Borrower or such member of its Controlled Group proposes to take with respect thereto together with a copy of the notice of such ERISA Event or other event, if required by the applicable regulations under ERISA, given to the PBGC;





                                     138
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          (b) promptly and in any event within five Business days after receipt thereof by the Borrower or any member of its Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of its Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;
          (c) promptly and in any event within ten Business days after receipt thereof, a copy of any correspondence the Borrower or any member of its Controlled Group receives from the Plan Sponsor (as defined by Section 4001(a)(10) of ERISA) of any Multiemployer Plan concerning potential withdrawal liability of the Borrower or any member of its Controlled Group pursuant to Section 4219 or 4202 of ERISA, and a statement from the Chief Financial Officer of the Borrower or such member of its Controlled Group setting forth details as to the events giving rise to such potential withdrawal liability and the action which the Borrower or such member of its Controlled Group proposes to take with respect thereto;
          (d) notification within 30 days of any material increase in the benefits under any existing Plan which is not a Multiemployer Plan, or the establishment of any new Plans, or the commencement of contributions to any Plan to which the Borrower or any member of its Controlled Group was not previously contributing;
          (e) notification within five Business days after the Borrower or any member of its Controlled Group knows or has reason to know that the Borrower or any such member of its Controlled Group has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA and a copy of such notice; and
          (f) promptly after receipt of written notice of commencement thereof, notice of any action, suit and proceeding before any Governmental Authority affecting the Borrower or any member of its Controlled Group with respect to any Plan, except those which, in the aggregate, if adversely determined, could not have a Material Adverse Effect.
          SECTION 6.12. Employee Plans. (a) With respect to Plans other than a Multiemployer Plan, for each Plan intended to be qualified under
Section 401(a) of the Code which is hereafter adopted or maintained by the Borrower or by any member of its Controlled Group, the Borrower shall or shall cause any such member of its Controlled Group to (i) seek and receive determination letters from the IRS to the effect that such Plan is qualified within the meaning of Section 401(a) of the Code; (ii) from and after the adoption of any such Plan, cause such Plan to be qualified within the meaning of Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code; (iii) make all required contributions by the due date (including permissible extensions) under Section 412 of the Code and Section 302 of ERISA; and (iv) not take any action which could reasonably be expected to cause such Plan not to be qualified within the meaning of Section 401(a) of the Code or not to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code.
          (b) With respect to each Multiemployer Plan, the Borrower and each member of its Controlled Group will make any contributions required by such Multiemployer Plan.
          SECTION 6.13. Environmental Compliance; Notice. The Borrower shall, and cause each of its Subsidiaries to:
          (a) use and operate all of its facilities and properties in substantial compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, license and other authorizations relating to environmental matters in effect and remain in substantial compliance therewith, and handle all Hazardous Materials in substantial compliance with all applicable Environmental Laws;

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          (b) promptly upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, evaluate such claims, complaints, notices and inquiries and forward copies of (i) all such claims, complaints, notices and inquiries which individually have any reasonable likelihood of having a Material Adverse Effect and (ii) all such claims, complaints, notices and inquiries, arising from a single occurrence which together have any reasonable likelihood of having a Material Adverse Effect, and endeavor to promptly resolve all such actions and proceedings relating to compliance with Environmental Laws; and
          (c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.13.
          SECTION 6.14. Acquisition and Merger Agreement. The Borrower will use its best efforts to complete the Acquisition and consummate the Merger as soon as practicable and will not amend or waive without the approval of the Administrative Agent any material term or condition of the Merger Agreement or any other documentation related to the Acquisition delivered to the Banks prior to the date of this Agreement.
          SECTION 6.15. Shelf Registration. The Borrower shall no later than March 16, 2001, file with the Securities and Exchange Commission a shelf registration pursuant to Rule 415 of the Securities Act in respect of up to $2,000,000,000 of the Company's debt securities.

                                 ARTICLE VII

                             Negative Covenants

          The Borrower hereby covenants and agrees that so as long as any Bank shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks shall waive compliance in writing:
          SECTION 7.01. Limitations on Liens. The Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than (subject to the final sentence of this Section 7.01) the following ("Permitted Liens"):
          (a) any Lien existing on the property of the Borrower or any of its Subsidiaries on the Effective Date and set forth in Schedule 7.01 and any extension, renewal and replacement of any such Lien; provided any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure any Indebtedness in addition to that secured immediately prior to such extension, renewal and replacement;
          (b) any Lien created pursuant to any Loan Document;
          (c) Liens imposed by law, such as materialmen's, mechanics', warehousemen's, carriers', lessors' or vendors' Liens incurred by the Borrower or any of its Subsidiaries in the ordinary course of business which secure its payment obligations to any Person, provided (i) neither the Borrower nor any of its Subsidiaries is in default with respect to any payment obligation to such Person or the Borrower or the applicable Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation for which adequate reserves shall have been set aside on its books and (ii) such Liens have no reasonable likelihood of having, individually or in the aggregate, a Material Adverse Effect;


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          (d) Liens for taxes, assessments or governmental charges or levies either not yet due and payable or to the extent that non-payment thereof shall be permitted by Section 6.03;
          (e) Liens on the property of the Borrower or any of its Subsidiaries incurred, or pledges and deposits made, in the ordinary course of business in connection with worker's compensation, unemployment insurance, old-age pensions and other social security benefits, other than in respect of employee plans subject to ERISA;
          (f) Liens on the property of the Borrower or any of its Subsidiaries securing (i) the performance of bids, tenders, statutory obligations, leases and contracts (other than for the repayment of borrowed money), (ii) obligations on surety and appeal bonds not exceeding in the aggregate $5,000,000 and (iii) other obligations of like nature incurred as an incident to and in the ordinary course of business, provided all such Liens in the aggregate have no reasonable likelihood (even if enforced) of having a Material Adverse Effect;
          (g) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not impair the value of any parcel of property material to the operation of the business of the Borrower and its Subsidiaries taken as a whole or the value of such property for the purpose of such business;
          (h) (i) purchase money liens or purchase money security interests (including in connection with capital leases) upon or in any property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition) which Liens do not extend to any other property and do not secure Indebtedness exceeding the purchase price of such property;
          (ii) Liens (including in connection with capital leases) securing Indebtedness of the Borrower or any of its Subsidiaries incurred to finance all or some of the cost of construction of property (or to refinance Indebtedness so incurred upon completion of such construction) which Liens do not extend to any other property except to the unimproved real property upon which such construction will occur; provided the Indebtedness secured by such Liens is not incurred more than 90 days after the later of the completion of construction or the commencement of full operation of such property;
          (iii) Liens on property in favor of any Governmental Authority to secure partial, progress, advance or other payments, or performance of any other obligations, pursuant to any contract or statute or to secure any Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of construction of property subject to Liens (including in connection with capital leases) securing Indebtedness of the pollution control or industrial or other revenue bond type and which Liens do not extend to any other property; and
          (iv) in addition to Liens permitted under clauses (i) and (ii) above, Liens in connection with capital leases entered into by the Borrower or any of its Subsidiaries in connection with sale-leaseback transactions.
     provided, however, that the aggregate amount of Indebtedness secured by all Liens referred to in clauses (i), (ii), (iii) and (iv) of this paragraph (h) at any time outstanding, together with the Indebtedness secured by Liens permitted pursuant to paragraphs (i) and (l) below
     (and any extensions, renewals and refinancings of such Indebtedness)

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     shall not, subject to the second proviso of paragraph (i) below, at any time exceed the Permitted Lien Basket;
          (i) Liens on assets of any corporation existing at the time such corporation becomes a Subsidiary of the Borrower or merges into or consolidates with the Borrower or any of its Subsidiaries, if such Liens
(a) do not extend to any other property, (b) do not secure Indebtedness exceeding the fair market value of such property at the time such corporation becomes a Subsidiary of the Borrower or at the time of such merger or consolidation, and (c) were not created in contemplation of such corporation becoming a Subsidiary of the Borrower or of such merger or consolidation; provided, however, that the aggregate amount of Indebtedness secured by Liens referred to in this paragraph (i), together with the Indebtedness secured by Liens permitted pursuant to paragraph (h) above and paragraph (l) below (and any extensions, renewals and refinancings of such Indebtedness) shall not at any time exceed the Permitted Lien Basket; provided, further, however, that notwithstanding the foregoing limitation, the Borrower may incur, and permit its Subsidiaries to incur, Indebtedness secured by Liens referred to in this paragraph (i) which, when aggregated with the Indebtedness secured by Liens permitted pursuant to paragraph (h) above and paragraph (l) below, exceed the Permitted Lien Basket if, and only if, (x) such Indebtedness remains outstanding for a period of less than six months from the date on which such Indebtedness first exceeded the Permitted Lien Basket or (y) such Liens are released within six months;
          (j) the filing of financing statements in respect of accounts sold by the Borrower and its Subsidiaries pursuant to a receivables purchase transaction by the purchaser or purchasers from the Borrower and its Subsidiaries of such accounts;
          (k) judgment Liens created by or resulting from any litigation or legal proceeding if released or bonded within 60 days of the date of creation thereof (or such earlier date as may be required by Section 8.01(h)), unless such litigation shall have had a Material Adverse Effect;
          (l) Liens securing other Indebtedness of the Borrower or any of its Subsidiaries not expressly permitted by paragraphs (a) through (k); provided, however, that the aggregate amount of Indebtedness secured by Liens permitted pursuant to paragraphs (h) and (i) above and pursuant to this paragraph (l) (and any extensions, renewals and refinancings of such Indebtedness) shall not, subject to the second proviso of paragraph (i) above, at any time exceed the Permitted Lien Basket; and
          (m) any Lien on Excess Margin Stock
Notwithstanding anything contained in this Agreement to the contrary, the Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Priority Debt (other than Priority Debt resulting from the securing of existing Indebtedness with Excess Margin Stock), if after giving effect to such creation, incurrence or assumption the aggregate outstanding amount of Priority Debt at the time of such creation, incurrence or assumption would exceed 15% of the total consolidated assets (calculated as if the Merger had occurred as of the Effective Date) of the Borrower and its Subsidiaries at the most recent fiscal quarter end of the Borrower for which financial statements have been delivered under Section 6.09(a) or (b) (or prior to the first delivery of such financial statements, at the respective dates of the most recent financial statements for the Borrower and IBP referred to in
Section 4.05(a) and (b)).




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          SECTION 7.02.  Limitation on Indebtedness.  The Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness except
(subject to the final sentence of this Section 7.02):
          (a) the Loans and any other Indebtedness under this Agreement or any other Loan Document;
          (b) Indebtedness existing on the Effective Date and set forth in
Schedule 7.02, and any extension, renewal, refunding and refinancing thereof, provided that after giving effect to such extension, renewal, refunding or refinancing, (a) the principal amount thereof is not increased,
(b) neither the tenor nor the remaining average life thereof is reduced and
(c) the interest rate thereon is not increased; provided, however, that the industrial revenue bonds identified by an asterisk in Schedule 7.02 may be refinanced at an interest rate higher than the rate in effect immediately prior to such refinancing if such rate is not in excess of any rate of interest then payable in respect of the Loans (without taking into account any interest payable pursuant to Section 2.10);
          (c) Indebtedness of the Borrower to any of its wholly-owned Subsidiaries, of any Subsidiary of the Borrower to the Borrower or of any Subsidiary of the Borrower to another Subsidiary of the Borrower;
          (d) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;
          (e) trade debt (including Indebtedness for the purchase of farm products from contract growers and other similar suppliers but excluding Indebtedness for Borrowed Money) incurred by the Borrower or any of its Subsidiaries in the ordinary course of business in a manner and to an extent consistent with their past practices and necessary or desirable for the prudent operation of its businesses;
          (f) Indebtedness secured by Liens permitted pursuant to
Section 7.01 subject to the limitations contained therein;
          (g) Indebtedness incurred in connection with the issuance of commercial paper; and
          (h) other present and future unsecured Indebtedness provided at the time of, and immediately after giving effect to, the incurrence of such Indebtedness, no condition or event shall exist which constitutes an Event of Default.
Notwithstanding anything contained in this Agreement to the contrary, the Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Priority Debt (other than Priority Debt resulting from the securing of existing Indebtedness with Excess Margin Stock), if after giving effect to such creation, incurrence or assumption the aggregate outstanding amount of Priority Debt at the time of such creation, incurrence or assumption would exceed 15% of the total consolidated assets (calculated as if the Merger had occurred as of the Effective Date) of the Borrower and its Subsidiaries at the most recent fiscal quarter end of the Borrower for which financial statements have been delivered under Section 6.09(a) or (b) (or prior to the first delivery of such financial statements, at the respective dates of the most recent financial statements for the Borrower and IBP referred to in
Section 4.05(a) and (b)).
          SECTION 7.03. Lease Obligations. The Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligation for the payment of rent for any property under lease or agreement to lease having a term of one year or more, except (subject to the final sentence of this Section 7.03):

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          (a) leases of the Borrower and its Subsidiaries in existence on the Effective Date and any renewal or extension thereof;
          (b) operating leases in the ordinary course of business; and
          (c) subject to the limitations set forth in Section 7.01(h) capital leases entered into by the Borrower or any of its Subsidiaries after the Effective Date in connection with sale-leaseback transactions; provided
(i) immediately prior to giving effect to such lease, the property subject to such lease was sold by the Borrower or any such Subsidiary to the lessor pursuant to a transaction permitted under Section 7.07 and (ii) no Event of Default exists or would occur as a result of such sale and subsequent lease. Notwithstanding anything contained in this Agreement to the contrary, the Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Priority Debt (other than Priority Debt resulting from the securing of existing Indebtedness with Excess Margin Stock), if after giving effect to such creation, incurrence or assumption the aggregate outstanding amount of Priority Debt at the time of such creation, incurrence or assumption would exceed 15% of the total consolidated assets (calculated as if the Merger had occurred as of the Effective Date) of the Borrower and its Subsidiaries at the most recent fiscal quarter end of the Borrower for which financial statements have been delivered under Section 6.09(a) or (b) (or prior to the first delivery of such financial statements, at the respective dates of the most recent financial statements for the Borrower and IBP referred to in
Section 4.05(a) and (b)).
          SECTION 7.04.  Restricted Payments.  The Borrower shall not:
          (a) declare or make, or permit any of its Subsidiaries to declare or make, any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of its Stock other than
(i) dividends paid by any wholly-owned Subsidiary of the Borrower to the Borrower or any other wholly-owned Subsidiary of the Borrower;
(ii) distributions of shares of common stock of the Borrower to its management as executive compensation and in connection with management incentive plans; (iii) dividends or distributions payable solely in additional common Stock of the Borrower; and (iv) other dividends to the shareholders of the Borrower, provided at the time of, and immediately after giving effect to, the payment of such dividends pursuant to this paragraph (a)(iv), no condition or event shall exist which constitutes an Event of Default; or
          (b) purchase, redeem, or otherwise acquire for value or make any payment in respect of any of its Stock now or hereafter outstanding (or permit any of its Subsidiaries to do so) except (i) purchases in the open market to fund the Borrower's stock option plans, employee stock purchase plans, 401(k) plans and other similar plans consistent with the past practices of the Borrower; (ii) the redemption or purchase by any wholly-owned Subsidiary of the Borrower of any of its Stock owned by another wholly-owned Subsidiary of the Borrower and (iii) the purchase, redemption and other acquisition of any of its or such Subsidiary's Stock, provided at the time of, and immediately after giving effect to, such purchase, redemption or other acquisition pursuant to this paragraph (b)(iii), no condition or event shall exist which constitutes an Event of Default.
          SECTION 7.05. Mergers, Etc. The Borrower shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or, except as permitted pursuant to Section 7.06 or
Section 7.09, acquire all or substantially all of the Stock of any Person, or acquire all or substantially all of the assets of any Person (other than

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live inventory) or enter into any joint venture or partnership with, any
Person, or permit any of its Subsidiaries to do so; provided, however, that:
          (a) the Borrower may merge with a wholly-owned Subsidiary of the Borrower so long as (i) the Borrower is the surviving corporation and
(ii) at the time of, and immediately after giving effect to, such merger, no condition or event shall exist which constitutes an Event of Default;
          (b) any wholly-owned direct or indirect Subsidiary of the Borrower may merge with or into any other wholly-owned direct or indirect Subsidiary of the Borrower or acquire Stock of any other wholly-owned direct or indirect Subsidiary of the Borrower;
          (c) the Borrower or any Subsidiary of the Borrower may acquire all or substantially all of the Stock or all or substantially all of the assets of any Person, provided at the time of, and immediately after giving effect to such acquisition, no condition or event shall exist which constitutes an Event of Default; and
          (d) any Subsidiary of the Borrower may merge with any other corporation permitted to be acquired pursuant to paragraph (c) above, provided (i) at the time of, and immediately after giving effect to, such merger, no condition or event shall exist which constitutes an Event of Default and (ii) and after such merger, the surviving corporation is a Subsidiary of the Borrower.
          SECTION 7.06. Investments in Other Persons. The Borrower shall not make, or permit any of its Subsidiaries to make, any loan or advance to any Person (other than accounts receivable created in the ordinary course of business); or, except as permitted under Section 7.04 or 7.05, purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any Stock or other equity interest or Indebtedness of any Person, or make, or permit any of its Subsidiaries to make, any capital contribution to, or otherwise invest in, any Person, except:
          (a) Permitted Investments;
          (b) loans or advances made by the Borrower or any of its Subsidiaries to (i) employees of the Borrower or any of such Subsidiaries in the ordinary course of business in a manner consistent with past practices and (ii) joint ventures and partnerships in which the Borrower is a partner, provided at the time of, and immediately after giving effect to, such loans or advances, no condition or event shall exist which constitutes an Event of Default;
          (c) loans or advances or other credit support, including the procurement of letters of credit for its account, made by the Borrower or any of its Subsidiaries (in addition to those permitted under paragraph
(b) above) to any Person; provided, however, that the aggregate amount of all investments pursuant to this paragraph (c) shall not at any time exceed 15% of the consolidated Net Worth (calculated as if the Merger had occurred as of the Effective Date) of the Borrower;
          (d) investments in Stock or other joint ventures and partnerships (including through mergers and consolidations), provided at the time of, and immediately after giving effect to, such investments, no condition or event shall exist which constitutes an Event of Default;
          (e) the organization or acquisition by the Borrower or any of its wholly-owned Subsidiaries of one or more wholly-owned Subsidiaries;
          (f) the acquisition by the Borrower or any of its wholly-owned Subsidiaries of Stock permitted to be issued pursuant to Section 7.09; and
          (g) intercompany Indebtedness permitted pursuant to
Section 7.02(d).




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          SECTION 7.07.  Assets.  The Borrower shall not sell, assign, transfer or otherwise dispose of any of its assets, or permit any of its Subsidiaries to sell, assign, transfer or otherwise dispose of any of its assets, except:
          (a) the sale or disposition of inventory and farm products in the ordinary course of business;
          (b) the sale or disposition in the ordinary course of business of any assets which have become obsolete or surplus to the business of the Borrower or any of its Subsidiaries, or has no remaining useful life, in each case as reasonably determined in good faith by the Borrower or such Subsidiary, as the case may be;
          (c) he periodic sales to third parties of live inventory and related products and services under grow out contracts;
          (d) Permitted Dispositions;
          (e) the sale or disposition of Permitted Investments;
          (f) the sale of accounts or other receivables for not less than the fair value thereof by the Borrower and its Subsidiaries, without recourse, in connection with a receivables purchase transaction; and
          (g) the sale or disposition of Excess Margin Stock for not less than the fair value thereof.
          SECTION 7.08. Change in Nature of Business. The Borrower shall not:
          (a) engage in any business other than the production, marketing and distribution of food products and any related food or agricultural products, processes or business; or
          (b) permit any of its Subsidiaries to make any material change in the nature of its business as carried on at the date hereof except as permitted under Section 7.05 or enter into any new business.
          SECTION 7.09.  Capital Structure.  The Borrower shall not:
          (a) make, or, except as permitted by Section 7.05, permit any of its Subsidiaries to make, any changes in its capital structure (including in the terms of its outstanding Stock), amend their certificate of incorporation or by-laws, or make any changes in any of its business objectives, purposes or operations if such change has a reasonable likelihood of having a Material Adverse Effect; or
          (b) permit any of its Subsidiaries to issue any Stock (other than directors' qualifying shares) other than to the Borrower or any wholly-owned Subsidiary of the Borrower, except if (i) after giving effect to such issuance, such Subsidiary is still a Subsidiary of the Borrower; (ii) such issuance has no reasonable likelihood of having a Material Adverse Effect; and (iii) at the time of, and immediately after giving effect to such issuance, there shall exist no condition or event which constitutes an Event of Default.
          SECTION 7.10. Transactions with Affiliates, Etc. The Borrower shall not:
          (a) enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction with any Affiliate of the Borrower or any such Subsidiary except (i) as otherwise expressly permitted herein or (ii) in the ordinary course of business, to the extent consistent with past practices, so long as any such transaction individually and in the aggregate with other such transactions has no reasonable likelihood of having a Material Adverse Effect;
          (b) enter into, or permit any of its Subsidiaries to enter into, any contract or other agreement or arrangement for employment of an executive officer other than in the ordinary course of business, or enter into, or permit any of its Subsidiaries to enter into, any contract or other obligation for the payment of management fees by the Borrower or any of its

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Subsidiaries, except for the intercompany allocation of general administrative costs and other expenses consistent with past practices; or
          (c) enter into, or permit any of its Subsidiaries to enter into, any agreement that prohibits, limits or restricts any repayment of loans or advances or other distributions to the Borrower by any of its respective Subsidiaries, or that restricts any such Subsidiary's ability to declare or make any dividend payment or other distribution on account of any shares of any class of its capital stock or on its ability to acquire or make a payment in respect thereof.
          SECTION 7.11. Accounting Changes. The Borrower shall not make, or permit any of its Subsidiaries to make, any significant change in accounting treatment and reporting practices except as required by GAAP, the IRS or the Securities and Exchange Commission; provided, however, that if any such changes are so required to be made within a certain period of time only, such changes may, in the discretion of the Borrower, be made at any time during such period.
          SECTION 7.12. Margin Regulations. (a) The Borrower shall not use the proceeds of any Loan in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, (other than in connection with the Acquisition) purchase or otherwise acquire Margin Stock if, after giving effect to any such purchase or acquisition, Margin Stock owned by the Borrower and its Subsidiaries would represent more than 25% of the assets of the Borrower and its Subsidiaries on a consolidated basis (valued in accordance with Regulation
U).
          SECTION 7.13. Compliance with ERISA. The Borrower shall not, directly or indirectly, permit any member of the Controlled Group of the Borrower to, directly or indirectly:
          (a) terminate any Plan so as to result in any material liability (in the opinion of the Majority Banks exercised reasonably) to the Borrower or any member of its Controlled Group;
          (b) permit to exist any ERISA Event, or any other event or condition which presents the risk of a material liability (in the opinion of the Majority Banks exercised reasonably) of the Borrower or any member of its Controlled Group;
          (c) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any material liability (in the opinion of the Majority Banks exercised reasonably) to the Borrower or any member of its Controlled Group;
          (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder except in the ordinary course of business consistent with past practice which has any reasonable likelihood of resulting in material liability to the Borrower or any member of its Controlled Group; or
          (e) permit the present value of all benefit liabilities, as defined in Title IV of ERISA, under each Plan of the Borrower or any member of its Controlled Group (using each Plan's actuarial assumptions upon termination of such Plan) to materially (in the opinion of the Majority Banks exercised reasonably) exceed the fair market value of Plan assets allocable to such benefits all determined as of the most recent valuation date for each such Plan.
          SECTION 7.14. Speculative Transactions. The Borrower shall not engage or permit any of its Subsidiaries to engage in any transaction involving commodity options or futures contracts other than in the ordinary course of business consistent with past transactions.


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          SECTION 7.15.  Debt Ratio.  The Borrower shall not permit at any time the Debt Ratio to be greater than .65 to 1.
          SECTION 7.16. Interest Expense Coverage Ratio. At any time when the Index Debt (a) is rated BBB or lower or is unrated by S&P and (b) is rated Baa2 or lower or is unrated by Moody's, the Company will not permit the ratio of (I Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters (or shorter period referred to in the next sentence) for which financial statements have most recently been delivered under Section 6.09(a) or (b) at such time, to be less than 3.0 to 1.0. If at any such time less than four full fiscal quarters have been completed since the Acquisition Date, compliance with this Section 7.16 will be calculated based upon Consolidated EBITDA and Consolidated Interest Expense for the period commencing on the first day of the first quarter to begin after the Acquisition Date and ending on the last day of the most recently completed fiscal quarter for which financial statements have most recently been delivered under Section 6.09(a) or (b).

                                ARTICLE VIII

                              Events of Default

          SECTION 8.01. Events of Default. The term "Event of Default" shall mean any of the events set forth in this Section 8.01.
          (a) Non-Payment. The Borrower shall (i) fail to pay when and as required to be paid herein, any amount of principal of any Loan or any amount of interest on any Bid Loan; or (ii) fail to pay within three Business days after the same shall become due and payable, any other interest or any fee or other amount payable hereunder or under any other Loan Document or any other Obligation;
          (b) Representations and Warranties. Any representation or warranty made by the Borrower in this Agreement or in any other Loan Document, or which is contained in any certificate, document or financial or other statement delivered at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect or untrue in any material respect when made or deemed made;
          (c) Specific Defaults. The Borrower shall fail to perform or observe any term, covenant or agreement contained in Article VII or
Section 6.02, 6.04 (but only to the extent such failure could have a Material Adverse Effect), 6.05, 6.06, 6.10(b) or 6.10(e);
          (d) Other Defaults. The Borrower shall fail to perform or observe any other term or covenant contained in this Agreement (including
Section 6.04 to the extent not covered by paragraph (c) above) or any other Loan Document, and such Default shall continue unremedied for a period of 30 days after the date upon which written notice thereof shall have been given to the Borrower by the Administrative Agent;
          (e) Default under Other Agreements. Any default shall occur under the Existing Credit Agreement or under any other Indebtedness of the Borrower (other than under this Agreement and other than any default under any agreement to which the Borrower and one or more Banks are party to the extent such default results from the transfer or pledge of Excess Margin Stock) or any of its Subsidiaries (other than Tyson de Mexico, S.A. de C.V., a Mexican Subsidiary of the Borrower) having an aggregate outstanding principal amount of $10,000,000 or more or under one or more Interest Rate Contracts of the Borrower or any of its Subsidiaries resulting in aggregate net obligations of $10,000,000 or more and such default shall:



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          (i) consist of the failure to pay any Indebtedness when due
     (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace or notice period; or
          (ii) result in, or continue unremedied for a period of time sufficient to permit, the acceleration of such Indebtedness or the early termination of such Interest Rate Contract;
          (f) Bankruptcy or Insolvency. The Borrower or any of its Subsidiaries shall:
          (i) cease to be Solvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due;
          (ii) commence an Insolvency Proceeding;
          (iii) voluntarily cease to conduct its business in the ordinary course; or
          (iv) take any action to effectuate or authorize any of the foregoing;
          (g) Involuntary Proceedings.
          (i) An involuntary Insolvency Proceeding shall be commenced against the Borrower or any of its Subsidiaries or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the Borrower's, or any of its Subsidiaries' properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;
          (ii) the Borrower or any of its Subsidiaries shall admit in writing the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-United States law) against the Borrower or such Subsidiary is ordered in any Insolvency Proceeding; or
          (iii) the Borrower or any of its Subsidiaries shall acquiesce in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business;
          (h) Monetary Judgments. One or more judgments, orders or decrees for the payment of money exceeding in the aggregate $10,000,000 (not fully covered by insurance) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been initiated by any creditor upon such judgment or order or (ii) such judgment or order shall continue unsatisfied, unvacated or unstayed for a period of 20 days;
          (i) Non-Monetary Judgments. Any non-monetary judgment, order or decree shall be rendered against the Borrower or any of its Subsidiaries which does or has a reasonable likelihood of having a Material Adverse Effect and either (a) enforcement proceedings shall have been initiated by any Person upon such judgment or order or (b) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect;
          (j) ERISA.  With respect to any Plan:
          (i) the Borrower, any member of its Controlled Group or any other party-in-interest or disqualified Person shall engage in transactions which in the aggregate have a reasonable likelihood of resulting in a direct or indirect liability to the Borrower or any member of its Controlled Group in excess of $10,000,000 under Section 409 or 502 of ERISA or Section 4975 of the Code;

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          (ii) the Borrower or any member of its Controlled Group shall incur any accumulated funding deficiency, as defined in Section 412 of the Code, in the aggregate in excess of $10,000,000, or request a funding waiver from the IRS for contributions in the aggregate in excess of $10,000,000;
          (iii) the Borrower or any member of its Controlled Group shall incur any withdrawal liability in the aggregate in excess of $10,000,000 as a result of a complete or partial withdrawal from a Multiemployer Plan within the meaning of Section 4203 or 4205 of ERISA;
          (iv) the Borrower or any member of its Controlled Group shall fail to make a required contribution by the due date (including any permissible extensions) under Section 412 of the Code or Section 302 of ERISA which would result in the imposition of a Lien under Section 412 of the Code or Section 302 of ERISA;
          (v) the Borrower, any member of its Controlled Group or any Plan sponsor shall notify the PBGC of an intent to terminate in a distressed termination, or the PBGC shall institute proceedings to terminate, a Plan;
          (vi) a Reportable Event shall occur with respect to a Plan, and within 15 days after the reporting of such Reportable Event to the Majority Banks, the Majority Banks shall have notified the Borrower in writing that (a) they have made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and
     (b) as a result thereof a Default or an Event of Default shall occur hereunder;
          (vii) a trustee shall be appointed by a court of competent jurisdiction to administer any Plan or the assets thereof;
          (viii) the benefits of any Plan shall be increased (other than in the ordinary course of business consistent with past practice), or the Borrower or any member of its Controlled Group shall begin to maintain, or begin to contribute to, any Plan, without the prior written consent of the Majority Banks;
          (ix) any ERISA Event with respect to a Plan shall have occurred, and 30 days thereafter (a) such ERISA Event shall not have been corrected and (b) the then present value of such Plan's benefit liabilities, as defined in Title IV of ERISA, shall exceed the then current value of assets accumulated in such Plan; or
provided, however, that the events listed in clauses (v)-(ix) of this paragraph (j) shall constitute Events of Default only if, as of the date thereof or any subsequent date, the maximum amount of liability the Borrower or any member of its Controlled Group could incur in the aggregate under
Section 4062, 4063, 4064, 4219 or 4243 of ERISA or any other provision of law with respect to all such Plans, computed by the actuary of the Plan taking into account any applicable rules and regulations of the PBGC at such time, and based on the actuarial assumptions used by the Plan, resulting from or otherwise associated with such event exceeds $10,000,000; or
          (k) Change in Control. Mr. Don Tyson, the Tyson Limited Partnership and "members of the same family" of Mr. Don Tyson as defined in
Section 447(e) of the Code shall cease to have at least 51% of the total combined voting power of the outstanding Stock of the Borrower; or






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          (j) at any time after the delivery of the Guarantee Agreement and prior to the completion of the Merger, the Guarantee Agreement shall not for any reason be, or shall be asserted by the Borrower or IBP not to be, in full force and effect and enforceable against IBP in all material respects in accordance with its terms.
          SECTION 8.02. Remedies. If any Event of Default shall have occurred and be continuing, the Administrative Agent shall at the request of, or may with the consent of, the Majority Banks:
          (a) declare the Commitment of each Bank to be terminated, whereupon such Commitment shall forthwith be terminated; and/or
          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other Obligations payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the Loans, all such interest and all such Obligations shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
provided, however, that upon the occurrence of any event specified in
Section 8.01(f) or (g) with respect to the Borrower, the Commitment of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest accrued thereon and all other Obligations shall automatically become due and payable without further action of the Administrative Agent or any Bank. If any Event of Default shall occur and be continuing under Section 8.01(a) due to the Borrower's failure to pay any amount of principal on or interest of any Bid Loan, the Bank having made such Bid Loan may send a written request to the Administrative Agent to obtain approval of the Majority Banks to terminate the Commitments and, if such approval is not obtained within ten
Business days after the date such request is received, the affected Bank (or assignee) may commence enforcement of such default by any and all legal means.
          SECTION 8.03. Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                 ARTICLE IX

                          The Administrative Agent

          SECTION 9.01. Appointment. Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement or any other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.




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          SECTION 9.02.  Delegation of Duties.  The Administrative Agent may
execute any of its duties under this Agreement and any other Loan Document by or through employees, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
          SECTION 9.03. Liabilities of Agents. (a) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrower or any officer thereof contained in this Agreement or any other Loan
Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value of any collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.
          (b) Each party to this Agreement acknowledges that neither the Syndication Agent nor the Documentation Agent shall have any separate duties, responsibilities, obligations or authority under this Agreement or any other Loan Document in such capacity.
          SECTION 9.04. Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon any advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request from or the consent of the Majority Banks and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Loans or any portion thereof.
          (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Bank prior to the Effective Date specifying

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its objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect or such Bank shall not have made available to the Administrative Agent such Bank's Percentage Share of such Borrowing.
          SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to payment defaults, unless the Administrative Agent shall have received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article VIII; provided however, that unless and until the Administrative Agent shall have received any such request from the Majority Banks, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.
          SECTION 9.06. Credit Decision. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its Affiliates nor any officer, director, employee, agent, attorney-in-fact of any of them has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Borrower and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
          SECTION 9.07. Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time after the repayment of the Loans and all other Obligations) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by

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or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided however, that no Bank shall be liable for the payment to the Administrative Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees and expenses of counsel and the allocated cost of in-house counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of its or the Banks' rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein or therein to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.
          SECTION 9.08. Administrative Agent in Individual Capacity. The Chase Manhattan Bank and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though The Chase Manhattan Bank were not the Administrative Agent hereunder. With respect to its Loans, The Chase Manhattan Bank shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent, and the terms "Bank" and "Banks" shall include The Chase Manhattan Bank in its individual capacity.
          SECTION 9.09. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent which shall be a commercial bank organized or chartered under the laws of the United States of America or of any State thereof and having combined capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the notice of resignation of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, with the consent of the Borrower, which shall not be unreasonably withheld, appoint a successor Administrative Agent which shall be a commercial bank organized or chartered under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Article IX and Sections
10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.






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                                  ARTICLE X

                                Miscellaneous

          SECTION 10.01. Notices, Etc. All notices, requests and other communications provided to any party under this Agreement shall, unless otherwise expressly specified herein, be in writing (including by telex or by facsimile) and mailed by overnight delivery, telexed, transmitted by facsimile or delivered: if to the Borrower, to its address specified on the signature pages hereof; if to any Bank, to its Domestic Lending Office; and if to the Administrative Agent, to its address specified on the signature pages hereof; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall be effective, if telexed, when confirmed by telex answerback, if transmitted by facsimile, when transmitted by facsimile and confirmed by telephone or facsimile, or, if mailed by overnight delivery or delivered, upon delivery, except that notices and communications to the Administrative Agent pursuant to Article II or IX shall not be effective until received by the Administrative Agent.
          SECTION 10.02. Amendments, Etc. No amendment or waiver of any provision of this Agreement or of any other Loan Document, and no consent to any departure by the Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing, acknowledged by the Administrative Agent and signed or consented to by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following:
          (a) increase the Commitments of the Banks (other than by assignment) or subject the Banks to any additional monetary obligation;
          (b) reduce the principal of, or interest (other than any default interest payable pursuant to Section 2.10) on, the Committed Loans or any fees payable hereunder;
          (c) extend the Termination Date or the Maturity Date or any date fixed for any payment of interest on, the Committed Loans or any fees payable hereunder;
          (d) change the percentage of the Commitments or the percentage of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder; or
          (e) amend this Section 10.02.
          SECTION 10.03. No Waiver; Remedies. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 10.04. Costs and Expenses. The Borrower agrees to pay on demand:





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          (a) all costs and expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement or any other Loan Document or any other document to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby, or with respect to advising the Administrative Agent as to its rights and responsibilities under the Loan Documents, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (including the allocated cost of in-house counsel);
          (b) all costs and expenses incurred by the Administrative Agent or any Bank in connection with the enforcement or preservation of any rights under this Agreement or any other Loan Document or in connection with any restructuring or "work-out" (whether through negotiations, legal proceedings or otherwise), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent or such Bank (including the allocated cost of in-house counsel); and
          (c) all costs and expenses of the Administrative Agent incurred in connection with due diligence, transportation, use of computers, duplication, appraisals, surveys, audits, insurance, consultants and search reports and all filing and recording fees and title insurance premiums.
          SECTION 10.05. Indemnity. (a) The Borrower agrees to indemnify, defend, reimburse and hold harmless the Administrative Agent, the Syndication Agent, the Documentation Agent, each Bank and each of their Affiliates, and each of their respective directors, officers, employees, agents and advisors (each, an "Indemnified Party") from and against all claims, actions, proceedings, suits, damages, losses, liabilities, costs and expenses, including the reasonable fees, charges and disbursements of counsel (including the allocated cost of in-house counsel) which may be incurred by or asserted against any Indemnified Party in connection with, or arising out of, or relating to (i) any transaction or proposed transaction (whether or not consummated) financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Borrowing or otherwise contemplated in this Agreement; (ii) the entering into and performance of this Agreement and any other Loan Document by the Administrative Agent, the Syndication Agent, the Documentation Agent or any Bank or any action or omission of the Borrower in connection therewith; or
(iii) any investigation, litigation, suit, action or proceeding (regardless of whether an Indemnified Party is a party thereto) which relates to any of the foregoing or to any Environmental Claim, unless and to the extent such claim, action, proceeding, suit, damage, loss, liability, cost or expense was solely attributable to such Indemnified Party's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.
          (a) The Administrative Agent, the Syndication Agent, the Documentation Agent and each Bank agree that in the event that any investigation, litigation, suit, action or proceeding is asserted or threatened in writing or instituted against it or any other Indemnified Party, or any remedial, removal or response action is requested of it or any other Indemnified Party, for which the Administrative Agent, the Syndication Agent, the Documentation Agent or any Bank may desire indemnity or defense hereunder, the Administrative Agent, the Syndication Agent, the Documentation Agent or such Bank shall promptly notify the Borrower in writing.





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          (b) The Borrower at the request of the Administrative Agent, the
Syndication Agent, the Documentation Agent or any Bank shall have the obligation to defend against such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action, and the Administrative Agent, the Syndication Agent and the Documentation Agent, in any event, may participate in the defense thereof with legal counsel of the Administrative Agent's choice. In the event that the Administrative Agent, the Syndication Agent, the Documentation or any Bank requests the Borrower to defend against such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action, the Borrower shall promptly do so and the Administrative Agent, the Syndication Agent, the Documentation Agent or the affected Bank shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by the Administrative Agent or any Bank in defending against any such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrower's obligations and duties hereunder to indemnify and hold harmless any Indemnified Party.
          SECTION 10.06. Right of Set-off. Upon the occurrence and during the continuation of any Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the Obligations, whether or not such Bank shall have made any demand under this Agreement. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 10.06 are in addition to any other rights and remedies (including other rights of set-off) which such Bank may have.
          SECTION 10.07. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein without the prior written consent of all the Banks.
          SECTION 10.08. Assignments, Participations Etc. (a) (i) Each Bank may, with the prior written approval of the Borrower and the Administrative Agent, assign to one or more assignees, which approvals will not be unreasonably withheld, and (ii) each Bank may, without the consent of the Borrower or the Administrative Agent, assign to any of its Affiliates or to any other Bank, other than a Bank replaced pursuant to Section 3.14(b), (each such Person, an "Assignee"), all or any fraction of its Committed Loans, if any, owed to it and its Commitment in a minimum amount of $10,000,000; provided, however, that the Borrower shall not, as a result of an assignment by any Bank to any of its wholly-owned Subsidiaries incur any increased liability for Taxes and Other Taxes pursuant to Section 3.05.
          (b) No assignment shall become effective, and the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with each Bank in connection with the interests so assigned by such Bank to an Assignee, until (i) written notice of such assignment, together with an agreement to be bound, payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower and the Administrative Agent by such Bank and such Assignee, in substantially the form of Exhibit 10.08 (a "Notice of Assignment"), and such Bank and such Assignee shall have executed in connection therewith an

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Assignment and Assumption Agreement in substantially the form of Attachment
A to such Notice of Assignment, (ii) a processing fee in the amount of $1,000 shall have been paid to the Administrative Agent by the assignor Bank or the Assignee, and (iii) either (a) five Business days shall have elapsed after receipt by the Administrative Agent of the items referred to in clauses (i) and (ii) or (b) if earlier, the Administrative Agent shall have notified the assignor Bank and the Assignee of its receipt of the items mentioned in clauses (i) and (ii) and that it has acknowledged the assignment by countersigning the Notice of Assignment.
          (c) From and after the effective date of any assignment, (i) the Assignee thereunder shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee by the assignor Bank, shall have the rights and obligations of a Bank hereunder and under each other Loan Document, and
(ii) the assignor Bank, to the extent that rights and obligations hereunder have been assigned by it to the Assignee, shall be released from its obligations hereunder and under the each other Loan Document.
          (d) Any Bank may at any time sell to one or more banks or other Persons (each of such Persons being herein called a "Participant") participating interests in any of the Loans, its Commitment or any other interest of such Bank hereunder; provided, however, that
          (i) no participation contemplated in this Section 10.08(d) shall relieve such Bank from its Commitment or its other obligations hereunder or under any other Loan Document;
          (ii) such Bank shall remain solely responsible for the performance of its Commitment and such other obligations;
          (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement; and
          (iv) no Participant, unless such Participant is itself a Bank, shall be entitled to require such Bank to take or refrain from taking any action hereunder or under any other Loan Document, except that such Bank may agree with any Participant that such Bank will not, without such Participant's consent, approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the proviso to Section 10.02.
The Borrower acknowledges and agrees that each Participant, for purposes of Sections 3.05 (other than 3.05(f)), 3.06, 3.08, 3.10, 3.11 or 10.06 shall be considered a Bank; provided, however, that (a) for purposes of Sections 3.05, 3.08, 3.10 and 3.11, no Participant shall be entitled to receive any payment or compensation in excess of that to which such Participant's selling Bank would be entitled with respect to the amount of such Participant's participation interests if such Bank had not sold such participation interests and (b) a Participant that is a foreign Person shall not be considered a Bank for purposes of Section 3.05 unless the Borrower is notified in writing of the participation sold to such Participant and such Participant agrees in writing for the benefit of the Borrower, to comply with Section 3.05(f) as though it were a Bank.
          (e) Notwithstanding any other provision of this Agreement, nothing contained in this Agreement shall prevent any Bank from pledging or assigning its interest in the Loans to a Federal Reserve Bank in the Federal Reserve System of the United States of America in accordance with applicable law; provided, however, that no such pledge or assignment shall release any Bank from its obligations hereunder.

          SECTION 10.09. Confidentiality. Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Borrower or by the Administrative Agent on the Borrower's behalf in connection with this Agreement or any other Loan Document and agrees and undertakes that neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement. Any Bank may disclose such information (a) at the request of any bank regulatory authority or in connection with an examination of such Bank by any such authority; (b) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable law; (d) at the express direction of any agency of any State of the United States of America or of any other jurisdiction in which such Bank conducts its business; and (e) to such Bank's affiliates, independent auditors, counsel and other professional advisors. Notwithstanding the foregoing, the Borrower authorizes each Bank to disclose to any Participant or Assignee and any prospective Participant and Assignee such financial and other information in such Bank's possession concerning the Borrower or its Subsidiaries which has been delivered to the Banks pursuant to this Agreement or any other Loan Document or which has been delivered to the Banks by the Borrower in connection with the Banks' credit evaluation of the Borrower prior to entering into this Agreement; provided, however, that such Participant or Assignee or prospective Participant or Assignee agrees in writing to such Bank to keep such information confidential to the same extent required of the Banks hereunder.
          SECTION 10.10. Survival. The obligations of the Borrower under Sections 3.05, 3.08, 3.10, 3.11, 3.12, 10.04 and 10.05, and the obligations of the Banks under Sections 3.05(h) and 9.07, shall in each case survive repayment or purchase of the Loans or any termination of this Agreement and the Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each other Loan Document.
          SECTION 10.11. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof or thereof.
          SECTION 10.12. Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; and
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE
UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.
          SECTION 10.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          SECTION 10.14. Entire Agreement. THIS AGREEMENT EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE BORROWER, THE BANKS AND THE ADMINISTRATIVE AGENT, AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS RELATING TO THE SUBJECT MATTER HEREOF EXCEPT FOR THE FEE LETTER AND ANY PRIOR ARRANGEMENTS MADE WITH RESPECT TO THE PAYMENT BY THE BORROWER OF (OR ANY INDEMNIFICATION FOR) ANY FEES, COSTS OR EXPENSES PAYABLE TO OR INCURRED (OR TO BE INCURRED) BY OR ON BEHALF OF THE ADMINISTRATIVE AGENT OR THE BANKS.
          SECTION 10.15. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE BANKS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE BANKS OR THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE BANKS TO ENTER INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
                              TYSON FOODS, INC.,
                              by
                                   ________________________________
                                   Name:
                                   Title:
                              Address for notices:
                              2210 West Oaklawn Drive
                              Springdale, Arkansas  72764
                              Attention:
                              Facsimile No.:
                              THE CHASE MANHATTAN BANK,
                              individually and as Administrative Agent,
                              by   ________________________________
                                   Name:
                                   Title:
                              Address for notices:
                              Loan and Agency Services Group
                              One Chase Manhattan Plaza
                              8th Floor
                              New York NY 10081
                              Attention: Rocky Chan
                              Facsimile No.:  (212) 552-7490
                              Address for payments:
                              ABA # 021000021
                              Attention: Rocky Chan
                              Chase Plaza, 8th Floor
                              New York, NY 10081
                              Credit to Account number:
                              323219551
                              Reference: Tyson Foods, Inc.
                              With a copy to:
                              The Chase Manhattan Bank
                              270 Park Avenue
                              New York NY 10017
                              Attention of.:
                              Facsimile No.:
                              MERRILL LYNCH CAPITAL CORPORATION.,
                              individually and as Syndication Agent,
                              by
                                   ________________________________
                                   Name:
                                   Title:
                              MERRILL LYNCH BANK USA,
                              individually as a Bank,
                              by
                                   ________________________________
                                   Name:
                                   Title:
                              SUNTRUST BANK, individually and as
                              Documentation Agent,
                              by
                                   ________________________________
                                   Name:
                                   Title:

                                                               EXHIBIT  1.01
                                  [FORM OF]

      GUARANTEE AGREEMENT dated as of [__________], 2001, between IBP, INC., a Delaware corporation (the "Subsidiary Guarantor"), and THE CHASE MANHATTAN BANK, as administrative agent (the "Administrative Agent") for the Banks (as defined in the Credit Agreement referred to below).
      Reference is made to the Credit Agreement dated as of January 12, 2001 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Tyson Foods, Inc., a Delaware corporation (the "Borrower"), the banks from time to time party thereto (the "Banks"), The Chase Manhattan Bank, as Administrative Agent, Merrill Lynch Capital Corporation, as Syndication Agent, and SunTrust Banks, Inc., as Documentation Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
      The Banks have agreed to make Loans to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Among other uses, the Loans are expected to be used to acquire the Subsidiary Guarantor and to repay or refinance the Subsidiary Guarantor's indebtedness outstanding pursuant to IBP Credit Agreement. The Subsidiary Guarantor acknowledges that it will derive the foregoing and other substantial benefits pursuant to the Credit Agreement and from the making of the Loans by the Banks to the Borrower. The obligations of the Banks to make Loans are conditioned on, among other things, the execution and delivery by the Subsidiary Guarantor of this Guarantee Agreement. In order to induce the Banks to make Loans, the Subsidiary Guarantor is willing to execute this Agreement.
     Accordingly, the parties hereto agree as follows:
      SECTION 1. Guarantee. Upon the effectiveness of this Guarantee pursuant to the terms of Section 6, and subject to the limitations contained in Section 5, the Subsidiary Guarantor hereby irrevocably and unconditionally guarantees, as a guarantee of payment and not merely of collection, all Loans, other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to any Bank, the Administrative Agent, any Affiliate of any of the foregoing or any Indemnified Party, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under the Credit Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including all interest, charges, expenses, fees, attorneys' fees and disbursements (including the allocated cost of in-house counsel) and any other sum chargeable to the Borrower under the Credit Agreement or any other Loan Document and all interest and other monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) (collectively, the "Obligations"). The Subsidiary Guarantor further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation. Each and every default in payment of the principal of and premium, if any, or interest on any Obligation shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

      The Subsidiary Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Bank, the Administrative Agent, any beneficiary of any indemnification, fee or expense obligation undertaken by the Borrower under any Loan Document or the successors and assigns of each of the foregoing (each, a "Beneficiary" and, collectively, the "Beneficiaries") to assert any claim or demand or to enforce any right or remedy under any Loan Document, any guarantee or any other agreement or instrument against the Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement; provided, however, that without the prior written consent of the Subsidiary Guarantor, there shall be no modification or amendment to the commencement date of Subsidiary Guarantor's obligations under this Agreement, nor any modifications to Section 5 or Section 6, including the termination provisions hereof; (d) the release of (or the failure to perfect a security interest in) any security held by any Beneficiary for the performance of the Obligations or any of them; (e) the failure or delay of any Beneficiary to exercise any right or remedy against any other guarantor of the Obligations; (f) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Subsidiary Guarantor or otherwise operate as a discharge of the Subsidiary Guarantor as a matter of law or equity or which would impair or eliminate any right of the Subsidiary Guarantor to subrogation; provided, however, that without the prior written consent of the Subsidiary Guarantor, there shall be no modification or amendment to this Guarantee Agreement (or to any defined term incorporated by reference into this Guarantee Agreement from any other agreement) that changes the commencement date of Subsidiary Guarantor's obligations under this Agreement, nor any modifications to Section 5 or Section 6, including the termination provisions hereof..
      The Subsidiary Guarantor further agrees that its agreement hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Beneficiary to any balance of any deposit account or credit on the books of any Beneficiary in favor of the Borrower or any other Person.
      Except as expressly provided in this Agreement, the obligations of the Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, or any impossibility in the performance of the Obligations or otherwise.
      Except as expressly provided in this Agreement, the Subsidiary Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Beneficiary upon the bankruptcy or reorganization of the Borrower or otherwise.

      In furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against the Subsidiary Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, and subject to the terms of this Agreement, the Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Beneficiaries in cash an amount equal to the sum of (i) the unpaid principal amount of such Obligations then due, (ii) accrued and unpaid interest and fees on such Obligations and (iii) all other monetary Obligations then due.
     Upon payment in full by the Subsidiary Guarantor of any Obligation, the repaid Bank shall, in a reasonable manner, assign to the Subsidiary Guarantor the Obligation owed to it and so paid by the Subsidiary Guarantor to such Bank, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Subsidiary Guarantor, or make such disposition thereof as the Subsidiary Guarantor shall direct (all without recourse to any Beneficiary and without any representation or warranty by any Beneficiary).
     Upon payment by the Subsidiary Guarantor of any sums as provided above, all rights of the Subsidiary Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrower to the Beneficiaries.
     Except as expressly provided in this Agreement, nothing shall discharge or satisfy the liability of the Subsidiary Guarantor hereunder except the full performance and payment of the Obligations.
      SECTION 2. Defenses of the Borrower Waived. The Administrative Agent and the Banks may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower, the Subsidiary Guarantor or any other guarantor or exercise any other right or remedy available to them against the Borrower, the Subsidiary Guarantor or any other guarantor, without affecting or impairing in any way the liability of the Subsidiary Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, the Subsidiary Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Subsidiary Guarantor against the Borrower or any guarantor, as the case may be, or any security.
       SECTION  3.   Information.   The  Subsidiary  Guarantor  assumes  all
responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Subsidiary Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent and the Banks will have any duty to advise the Subsidiary Guarantor of information known to it or any of them regarding such circumstances or risks.

     SECTION 4. Representations and Warranties; Agreements. The Subsidiary Guarantor represents and warrants as to itself that all representations and warranties relating to the Subsidiary Guarantor contained in any Loan Document are true and correct in all material respects. The Subsidiary Guarantor agrees that the provisions of Section 3.05 of the Credit Agreement shall apply equally to the Subsidiary Guarantor with respect to payments made by it hereunder.
      SECTION 5. Termination; Limitation of Guarantee Amount. (a) The Guarantees made hereunder (A) shall terminate upon the completion of the Merger or (B) in the event the Merger does not occur prior thereto, shall
(i) subject to clause (ii) below, terminate when all the Obligations have been paid in full and the Banks have no further commitment to lend under the Credit Agreement and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Bank upon the bankruptcy or reorganization of the Borrower, the Subsidiary Guarantor or otherwise. Notwithstanding any other provision in this Guarantee Agreement, in the event and after the Subsidiary Guarantor and/or the Borrower terminate(s) the Merger Agreement in accordance with its terms as in effect on the Effective Date, the Subsidiary Guarantor's obligations hereunder shall be limited to an amount equal to $1,250,000,000.
           (b) Notwithstanding anything in this Guarantee Agreement to the contrary, the Subsidiary Guarantor's liability under this Guarantee Agreement shall be limited to an amount not to exceed as of any date of determination the greater of: (A) the amount of Indebtedness of the Subsidiary Guarantor (including the IBP Credit Agreement) refinanced by funds obtained from the Borrower; and (B) the amount which could be claimed by the Administrative Agent and the Banks from the Subsidiary Guarantor under this Guarantee Agreement without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or state corporate law or common law (such highest amount determined hereunder being the Subsidiary Guarantor's "Maximum Liability"). The Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability without impairing this Guarantee Agreement or affecting the rights and remedies of the Administrative Agent hereunder provided nothing in this Section 5 shall be construed to increase the Subsidiary Guarantor's obligations hereunder beyond its Maximum Liability.
     SECTION 6. Binding Agreement; Assignments. Whenever in this Agreement any Bank or the Administrative Agent is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Subsidiary Guarantor that are contained in this Agreement shall bind and inure to the benefit of each such party and their respective successors and assigns. This Agreement shall become effective as to the Subsidiary Guarantor as of the date on which the debt outstanding under the IBP Credit Agreement is repaid or refinanced (it being understood that the Subsidiary Guarantor's obligations under this Guarantee Agreement on any date prior to the Acquisition Date shall be limited to $950,000,000) and when a counterpart hereof executed on behalf of the Subsidiary Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the Subsidiary Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Subsidiary Guarantor, the Administrative Agent and the Banks, and their respective successors and assigns, except that the Subsidiary Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein, and any such attempted assignment shall be void.
     SECTION 7. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent or any Bank hereunder or under the Credit Agreement or any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Subsidiary Guarantor in any case shall entitle the Subsidiary Guarantor to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Subsidiary Guarantor and the Administrative Agent (with the prior written consent of the Banks if required under the Credit Agreement).
     SECTION 8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 9. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to the Subsidiary Guarantor shall be given to the address set forth below, with a copy to the Borrower:
               IBP, inc.
               800 Stevens Port Drive
               Dakota Dunes, South Dakota 57049
               Attention: Treasurer

     SECTION 10.  Survival of Agreement; Severability.  (a)  Subject to  the
provisions of Section 5, all covenants, agreements, representations and warranties made by the Subsidiary Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Administrative Agent and the Banks and shall survive the making by the Banks of the Loans, regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect until the earlier of (a) the date of the completion of the Merger and (b) the date the principal or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is no longer outstanding and unpaid and the Commitments have been terminated.
          (b) In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 11. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 6. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 12. Rules of Interpretation. The rules of interpretation specified in Sections 1.03 and 1.04 of the Credit Agreement shall be applicable to this Agreement.
     SECTION 13. Jurisdiction; Consent to Service of Process. (a) The Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Subsidiary Guarantor or its properties in the courts of any jurisdiction.
          (b) The Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BANKS, THE ADMINISTRATIVE AGENT, THE Borrower OR THE SUBSIDIARY GUARANTOR. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

    SECTION 15. Right of Setoff. Upon the occurrence and during the continuation of any Event of Default, each of the Administrative Agent and the Banks is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Person to or for the credit or the account of the Subsidiary Guarantor against any or all the obligations of the Subsidiary Guarantor now or hereafter existing under this Agreement held by such Person, irrespective of whether or not such Person shall have made any demand under this Agreement. The rights of each Person under this Section are in addition to other rights and remedies (including other rights of setoff) which such Person may have.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                   IBP, INC.,


                                   By:
                                   Name:
                                   Title:


                                   THE    CHASE    MANHATTAN    BANK,     as
                                   Administrative Agent,


                                   By:
                                   Name:
                                   Title:

                                                                EXHIBIT 2.02
                                  [FORM OF]
                             NOTICE OF BORROWING
                                                       Date:_________, 200__
The Chase Manhattan Bank,
as Administrative Agent
270 Park Avenue
New York, New York 10017
Attention:  Loan and Agency Services Group
               Re: Credit Agreement dated as of January 12, 2001 (as from time to amended, modified or supplemented, the "Credit Agreement"), among Tyson Foods, Inc., the Banks parties thereto, Merrill Lynch Capital Corporation, as Syndication Agent, SunTrust Banks, Inc., as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent
          __________________________________________________
Ladies and Gentlemen:
     The undersigned, Tyson Foods, Inc., refers to the Credit Agreement, the terms defined in the Credit Agreement being used in this Notice of Borrowing as defined in the Credit Agreement, and hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement of the Committed Borrowing specified below:
          (a) The Business Day of the proposed Committed Borrowing is__________.
          (b) The aggregate amount of the proposed Committed Borrowing is $__________.
          (c) The proposed Committed Borrowing is to be comprised of [Eurodollar Loans] [Reference Rate Loans].
          (d) [If any Eurodollar Loans:] The duration of the first Interest Period for the Eurodollar Loans included in the proposed Committed Borrowing is ___ months.
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Committed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:
          (i) [Except for representations and warranties expressly relating to an earlier date] the representations and warranties contained its Article IV of the Credit Agreement and in each other
     Loan Document are true and correct with the same effect as if made on and as of such date; and
          (ii) No event has occurred and is continuing, or will result from the proposed Committed Borrowing, which constitutes a Default or an Event of Default.
                                   Very truly yours,
                                   TYSON FOODS, INC.



                                   By:________________________
                                   Title:

                                                             EXHIBIT 2.04(a)
                                  [FORM OF]
                           COMPETITIVE BID REQUEST
                                                        Date:_________, 200_
The Chase Manhattan Bank,
as Administrative Agent, and
each of the Banks parties to the
Credit Agreement
     Re: Credit Agreement dated as of January 12, 2001 (as from time to time amended, modified or supplemented, the "Credit Agreement"), among Tyson Foods, Inc., the Banks parties thereto, Merrill Lynch Capital Corporation, as Syndication Agent, SunTrust Banks, Inc., as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent
Ladies and Gentlemen:
     This is a Competitive Bid Request pursuant to Section 2.04(a) of the Credit Agreement:
          Borrowing Date:                    ________________
          Aggregate Amount of Bid Borrowing: $________________
          Rate Basis: [LIBOR Bid Loans] [Absolute Rate
          Bid Loans]

          Principal           Interest            [Interest
            Amount              Period             Payment
                                                   Date[s]]

        _____________       _____________       _____________
        _____________       _____________       _____________
        _____________       _____________       _____________

     The undersigned hereby certifies that the conditions precedent specified in Section 5.02 of the Credit Agreement will be satisfied on the date of the proposed Bid Borrowing.

     All bids are to be sent to Tyson Foods, Inc. by 10:00 a.m. (New York City time) on__________. Our primary fax number to be used for these purposes is (501) 750-7915, and our secondary fax number is (501) 756-4061. If you have any questions, please call Dennis Leatherby at (501) 756-7194.

                             Very truly yours,
                                   TYSON FOODS, INC,
                                   By:
                                   Title:

                                                  EXHIBIT 2.04(b)
                                  [FORM OF]
                               COMPETITIVE BID
                                                       Date:_________, 200__
Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72764
Attention:  Dennis Leatherby
               Re: Credit Agreement dated as of January 12, 2001 (as from time to time amended, modified or supplemented, the "Credit Agreement"), among Tyson Foods, Inc., the Banks parties thereto, Merrill Lynch Capital Corporation, as Syndication Agent, SunTrust Banks, Inc., as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent
Ladies and Gentlemen:
     This Competitive Bid is delivered pursuant to Section 2.04(b) of the Credit Agreement. The undersigned Bank offers to make Bid Loan(s) thereunder in the following principal amount(s) at the following interest rate(s) for the following Interest Period(s):
          Date of Bid Borrowing:   _____________
          Offer 1:  (Maximum Amount $__________)
                    (Minimum Amount $__________).


       Principal       Interest       Interest      [Interest
         Amount          Rate*         Period        Payment
                                                     Date[s]]

       __________     __________     __________     __________
       __________     __________     __________     __________
       __________     __________     __________     __________

___________
          *Insert LIBOR Bid Margin or Absolute Rate.

          Offer 2:  (Maximum Amount $__________)
                    (Minimum Amount $__________).


       Principal       Interest       Interest      [Interest
         Amount          Rate*         Period        Payment
                                                     Date[s]]

       __________     __________     __________     __________
       __________     __________     __________     __________
       __________     __________     __________     __________

          Offer 3:  (Maximum Amount $__________)
                    (Minimum Amount $__________).


       Principal       Interest       Interest      [Interest
         Amount          Rate*         Period        Payment
                                                     Date[s]]

       __________     __________     __________     __________
       __________     __________     __________     __________
       __________     __________     __________     __________

          Offer 4:  (Maximum Amount $__________)
                    (Minimum Amount $__________).


       Principal       Interest       Interest      [Interest
         Amount          Rate*         Period        Payment
                                                     Date[s]]

       __________     __________     __________     __________
       __________     __________     __________     __________
       __________     __________     __________     __________

          Offer 5:  (Maximum Amount $__________)
                    (Minimum Amount $__________).


       Principal       Interest       Interest      [Interest
         Amount          Rate*         Period        Payment
                                                     Date[s]]

       __________     __________     __________     __________
       __________     __________     __________     __________
       __________     __________     __________     __________

          Offer 6:  (Maximum Amount $__________)
                    (Minimum Amount $__________).

       Principal       Interest       Interest      [Interest
         Amount          Rate*         Period        Payment
                                                     Date[s]]

       __________     __________     __________     __________
       __________     __________     __________     __________
       __________     __________     __________     __________

     The applicable Lending Office for payments and notices is __________. Subject to Section 2.04(c) of the Credit Agreement, the Borrower may
accept any combination of Interest Periods from one or more offers for the principal amounts indicated; provided that the aggregate principal amount accepted from one offer does not exceed the maximum amount specified for such offer.
Dated: __________, 200__                [Name of Bidding Bank]
                                   By:_____________________
                                   Title:____________________
                                    [Address]
                                    [Facsimile No.]
                                    [Telephone]
                                    [Contact Person]

                                                  EXHIBIT 2.05(b)
                                  [FORM OF]
                               PROMISSORY NOTE
                              (Committed Loans)



     FOR VALUE RECEIVED, on the Maturity Date, the undersigned, TYSON FOODS, INC., a Delaware corporation (the "Borrower") hereby promises to pay to the order of __________ (the "Bank") $___________ or, if less, the aggregate principal amount of all Committed Loans made by the Bank to the Borrower pursuant to the Credit Agreement dated as of January 12, 2001 (as from time to time amended, modified or supplemented, the "Credit Agreement"), among the Borrower, the Bank, the other banks parties thereto, Merrill Lynch Capital Corporation, as Syndication Agent, SunTrust Banks, Inc., as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent.
     The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement.
     The Bank shall endorse on the schedule annexed to this Note, the date, amount and maturity of each Committed Loan made by it and the amount of each payment of principal and interest made by the Borrower with respect thereto; provided that the failure to make, or an error in making, a notation thereon shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this promissory note (this "Note").
     This Note is one of the Borrower's promissory notes issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the rights of prepayment and the terms and conditions under which the Committed Loans evidenced hereby are made and are to be repaid. Capitalized terms used in this Note without definition shall have the meanings specified in the Credit Agreement.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately
available funds at the             of _____________________________, or at
such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Each of the Bank and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The Borrower promises to pay all costs and expenses, including reasonable attorneys' fees and the allocated cost of in-house counsel, incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement. The Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
     THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of this day and year and the place first above written.
                                   TYSON FOODS, INC.
                                   By:
                                   Title:

                            TRANSACTIONS ON NOTE

                                 AMOUNT OF  OUTSTANDING
  TYPE OF    AMOUNT    END OF    PRINCIPAL    PRINCIPAL
    LOAN     OF LOAN  INTEREST   OR INTEREST  BALANCE   NOTATION
    MADE      MADE     PERIOD      PAID      THIS DATE  MADE BY
    THIS      THIS               THIS DATE
    DATE      DATE

                                                  EXHIBIT 2.05(c)
                                  [FORM OF]
                               PROMISSORY NOTE
                                 (Bid Loans)
     FOR VALUE RECEIVED, the undersigned, TYSON FOODS, INC., a Delaware corporation (the "Borrower") hereby promises to pay to the order of ___________________ (the "Bank") the principal sum of each Bid Loan made by the Bank to the Borrower pursuant to the Credit Agreement dated as of January 12, 2001 (as from time to time amended, modified or supplemented, the "Credit Agreement"), among the Borrower, the Bank, the other banks parties thereto, Merrill Lynch Capital Corporation, as Syndication Agent, SunTrust Banks, Inc., as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent, on the maturity date, which shall be no later than the Termination Date, for such Bid Loan as determined in accordance with the Credit Agreement.
     The Borrower also promises to pay interest on the unpaid principal amount of each Bid Loan from time to time outstanding from the date of disbursement thereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement.
     The Bank shall endorse on the schedule annexed to this Note, the date, amount and maturity of each Bid Loan made by it and the amount of each payment of principal and interest made by the Borrower with respect thereto; provided that the failure to make, or an error in making, a notation thereon shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this promissory note (this "Note").
     This Note is one of the Borrower's promissory notes issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Bid Loans evidenced hereby are made and are to be repaid. Capitalized terms used in this Note without definition shall have the meanings specified in the Credit Agreement.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the office of the Bank at __________ or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Each of the Bank and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid.
     No Bid Loan evidenced by this Note may be prepaid prior to the maturity date thereof. Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The Borrower promises to pay all costs and expenses, including reasonable attorneys' fees and the allocated cost of in-house counsel, incurred in the collection and enforcement of this Note. The Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
     THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of this day and year and the place first above written.
                                   TYSON FOODS, INC.
                                   By:_______________________
                                   Title:______________________

                            TRANSACTIONS ON NOTE

                                 AMOUNT OF
  TYPE OF   AMOUNT OF   END OF   PRINCIPAL  OUTSTANDING
    LOAN    LOAN MADE   INTEREST   OR        PRINCIPAL  NOTATION
    MADE    THIS DATE   PERIOD   INTEREST    BALANCE    MADE BY
    THIS                            PAID     THIS DATE
    DATE                         THIS DATE

                                                       EXHIBIT 2.11
                                  [FORM OF]
                      NOTICE OF CONVERSION/CONTINUATION
                                             Date:_________, 200__
The Chase Manhattan Bank,
as Administrative Agent
270 Park Avenue
New York, New York 10017
Attention: Loan and Agency Services Group
     Re:Credit Agreement dated as of January 12, 2001 (as from time to amended, modified or supplemented, the "Credit Agreement"), among Tyson Foods, Inc., the Banks parties thereto, Merrill Lynch
         Capital Corporation, as Syndication Agent, SunTrust Banks, Inc.,
         as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent
Ladies and Gentlemen:
     The undersigned, Tyson Foods, Inc., refers to the Credit Agreement, the terms defined in the Credit Agreement being used in this Notice of Conversion/Continuation as defined in the Credit Agreement, and hereby gives you notice, irrevocably, pursuant to Section 2.11 of the Credit Agreement of the Committed Loans specified below:
     (1)  The date of the [conversion] [continuation] is __________, 200_.
     (2) The aggregate amount of the Committed Loans to be [converted] [continued] is $__________.
     (3) The Loans are to be [converted into] [continued as] [Eurodollar] [Reference Rate] Loans.
     (4)  [If applicable:] The duration of the Interest Period for the
          Loans included in the [conversion] [continuation] shall be ________ [months].
                                   Very truly yours,
                                   TYSON FOODS, INC.
                                   By:_______________________
                                   Title:______________________

                                                  EXHIBIT 5.01

                   [FORM OF OPINION OF CORPORATE COUNSEL]
                                                  [Effective Date]
     To: The Chase Manhattan Bank, as Administrative Agent, and each of the Banks party to the Credit Agreement
Ladies and Gentlemen:
     I am corporate counsel to TYSON FOODS, INC., a Delaware corporation, and I have advised Tyson in connection with the preparation, execution and delivery of the Credit Agreement dated as of January 12, 2001 (the "Credit Agreement"), among Tyson, the Banks parties thereto, Merrill Lynch Capital Corporation, as Syndication Agent, SunTrust Banks, Inc., as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent (collectively, the "Bank Parties"). This opinion is being delivered pursuant to Section 5.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used in this opinion as defined in the Credit Agreement.
     In that connection, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following:
     (i)  an executed copy of the Credit Agreement;
     (ii)an executed copy of the Account Agreement dated as of January 12, 2001 (the "Account Agreement"), between Tyson and The Chase Manhattan Bank, as Administrative Agent;
     (iii) certified copies of the Certificate of Incorporation, all amendments thereto and the By-Laws of Tyson;
     (iv) a certified copy of resolutions of the Board of Directors of Tyson; and
     (v) a certificate from the Secretary of State of Delaware attesting to the continued corporate existence and good standing of Tyson in such state.
     In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such other documents, and have made such other investigations, as I have deemed necessary or appropriate as a basis for the opinions set forth below.
     In my examination I have assumed the genuineness of all signatures (other than the signature of the Company for the Credit Agreement and the Account Agreement) including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.
     As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of Tyson and its officers and other representatives and of public officials.
     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:
          1. Tyson (a) has been duly incorporated and organized and is validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation under the laws of each jurisdiction where the failure to so qualify would have a Material Adverse Effect, (b) has all requisite corporate power and authority to execute, deliver and perform the Credit Agreement and the Account Agreement and to consummate the Transactions (as defined below) and (c) has all requisite corporate power and authority and the legal right to own, pledge, mortgage, hold under lease and operate its properties and to conduct its business as now and currently proposed to be conducted.

          2. The execution, delivery and performance by Tyson of the Credit Agreement, the other Loan Documents and the Account Agreement, the borrowings under the Credit Agreement, the Acquisition, the Merger and the assumption and refinancing of Indebtedness of IBP, inc. (collectively, the "Transactions") have been duly authorized by all necessary corporate action on the part of Tyson, and each of the Credit Agreement and Account Agreement has been duly executed and delivered by Tyson. The Board of Directors of Tyson has the authority to approve the Credit Agreement and the Account Agreement, and the transactions contemplated thereby, and the Transactions.
          3. The execution, delivery and performance by Tyson of the Credit Agreement and the Account Agreement, and the consummation of the Transactions by Tyson do not and will not violate, contravene or conflict with (a) any provision of its Certificate of Incorporation or By-laws or (b) any other Requirement of Law.
          4. The execution, delivery and performance by Tyson of the Credit Agreement and the Account Agreement and the consummation of the Transactions by Tyson do not and will not conflict with or result in the breach of, or constitute a default under, any Contractual Obligations binding on or affecting Tyson or its property or result in the creation or imposition of any Lien upon any property of Tyson.
          5. (i) To my knowledge, there is no pending action or proceeding against Tyson before any court or other Governmental Authority which purports to affect the legality, validity or enforceability of the Credit Agreement, any other Loan Document or the Account Agreement; or the performance by Tyson of the Credit Agreement, any other Loan Document or the Account Agreement; or the consummation of the Transactions by Tyson and (ii) there are no actions, suits, proceedings, claims or disputes pending against Tyson or any of its Subsidiaries (other than IBP, inc.) that have a reasonable likelihood of having a Material Adverse Effect.
          6. No authorization, consent or other approval of, notice to or filing with any court or other Governmental Authority is required to authorize or is required in connection with the execution, delivery or performance by Tyson of the Credit Agreement or the Account Agreement, or the transactions contemplated thereby, or the consummation of the Transactions by Tyson, except for (a) the filing of a certificate of merger in accordance with the General Corporation Law of the State of Delaware, (b) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the waiting period under which will have expired or terminated prior to the refinancing of the IBP Credit Agreement, (c) compliance with any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, and (d) compliance with any applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934.
          7. Each of the Credit Agreement and the Account Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Tyson, enforceable against Tyson in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

          8. The Company is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940. The Company is not a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
     I am admitted to the Bar in the State of Arkansas. I express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of Arkansas, (ii) the general corporation law of the State of Delaware and (iii) the federal laws of the United States of America to the extent specifically referred to herein; however, if the Loan Documents and/or the Account Agreement were stated to be governed by and construed in accordance with the law of the State of Arkansas, or if an Arkansas court were to apply the law of the State of Arkansas to the Loan Documents and/or the Account Agreement, each Loan Document and/or the Account Agreement, as appropriate, would constitute the legal, valid and binding obligation of Tyson, enforceable against Tyson in accordance with its terms.
     This opinion is solely for the benefit of, and may only be relied upon by, the addressees, provided that any Person that becomes a Bank pursuant to the assignment provisions of Section 10.08 of the Credit Agreement may rely on this opinion as if it were addressed to such Person and delivered on the date hereof.
                                   Very truly yours,





































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
                                                  EXHIBIT 6.09
                                  [FORM OF]
                           COMPLIANCE CERTIFICATE
                                        Date:  ____________, 200__
The Chase Manhattan Bank,
as Administrative Agent
270 Park Avenue
New York, New York 10017
Attention: Loan and Agency Services Group
     Re: Credit Agreement dated as of January [ ], 2001 (as from time to time amended, modified or supplemented, the "Credit Agreement") among Tyson Foods, Inc. (the "Borrower"), the Banks parties thereto, Merrill Lynch Capital Corporation, as Syndication Agent, SunTrust Banks, Inc., as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent
Ladies and Gentlemen:
     This Compliance Certificate is delivered pursuant to Section 6.09(c) of the Credit Agreement. Any terms defined in the Credit Agreement and not defined in this Compliance Certificate are used herein as defined in the Credit Agreement.
     The Borrower hereby certifies and warrants that, as of the dates set forth below:
              (a)  on             , (the "Computation Date"), the Debt
     Ratio was approximately (and in any event not greater than)
     to       ; and
          (b) as of each of the Computation Date and the date hereof, no Default or Event of Default has occurred and is continuing or will have occurred and be continuing.
     The undersigned Responsible Officer of the Borrower executing this Certificate on behalf of the Borrower is, and at all pertinent times mentioned herein has been, the Chief Financial Officer of the Borrower and in such capacity has been responsible for the management of the financial affairs of the Borrower and the preparation of financial statements of the Borrower and its Subsidiaries on a consolidated basis.
     IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered, and the certification and warranties contained
herein to be made, this         day of

                                   TYSON FOODS, INC.
                                   By:  _____________________
                                   Title:________________________

















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
                                                  EXHIBIT 10.08
                                  [FORM OF]
                            NOTICE OF ASSIGNMENT
                                                  Date:             , 200__
The Chase Manhattan Bank,
as Administrative Agent
270 Park Avenue
New York, New York 10017
Attention: Loan and Agency Services Group
Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72764
Attention:
     Re: Credit Agreement dated as of January 12, 2001 (as from time to time amended, modified or supplemented, the "Credit Agreement"), among Tyson Foods, Inc. (the "Borrower"), the Banks parties thereto, Merrill Lynch Capital Corporation, as Syndication Agent, SunTrust Banks, Inc., as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent
Ladies and Gentlemen:
     We refer to Section 10.08(b) of the Credit Agreement. All defined terms used in this Notice of Assignment and not defined herein have the meanings assigned to such terms in the Credit Agreement.
     This Notice of Assignment is delivered to you pursuant to Section 10.08(b) of the Credit Agreement and also constitutes notice to each of you, pursuant to clause (i) of Section 10.08(b) of the Credit Agreement, of the
assignment to        (the "Assignee") of [___%] of all rights, title and
interest of                    (the "Assignor") in and to the Credit
Agreement, including the Commitment of the Assignor and all outstanding Committed Loans made by the Assignor but excluding any Bid Loans made by the Assignor, which assignment was undertaken pursuant to an Assignment and Assumption Agreement, substantially in the form attached hereto as Attachment A, duly executed and delivered by the Assignor and the Assignee
on        , 200_.  After giving effect to the foregoing assignment, the
Assignor's and the Assignee's Commitments for the purposes of the Credit Agreement as set forth opposite such Person's name on the signature pages hereof.
     [If applicable: The Assignee hereby represents and warrants that it has obtained from the Borrower and the Administrative Agent the prior consent to the assignment required pursuant to Section 10.08(a).] The Assignee hereby acknowledges and confirms that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the financial statements referred to in Section 6.09 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into the Assignment and Assumption Agreement.
     The Assignee further confirms and agrees that in becoming a Bank and in extending its Commitment and making its Committed Loans under the Credit Agreement, such actions have and will be made without recourse to, or representation or warranty by, the Administrative Agent.
     Effective as of the date contemplated by Section 10.08(b)(iii) of the Credit Agreement for the effectiveness of the assignment which is the subject of this Notice of Assignment (the "Effective Date"):
          (a) the Assignee




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
               (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a "Bank" under the Credit Agreement and the other Loan Documents as if it were an original signatory thereto to the extent specified in paragraph (a)(ii) hereof; and
               (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and
          (b) the Assignor shall be released from its obligations under the Credit Agreement and the other Loan Documents to the extent specified in paragraph (a)(ii) hereof.
     The Assignor and the Assignee hereby agree that the [Assignor] [Assignee] will pay to the Administrative Agent the processing fee referred to in clause (ii) of Section 10.08(b) of the Credit Agreement upon the delivery hereof.
     The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitments and requests the Administrative Agent to acknowledge receipt of this document:
     The following administrative details apply to the Assignee:
          (A)  Domestic Lending Office:
               Assignee name:
               Address:
               Attention:
               Telephone: (   )
               Facsimile: (   )
               Telex (Answerback):
          (B)  Eurodollar Lending Office:
               Assignee name:
               Address:
               Attention:
               Telephone: (   )
               Facsimile: (   )
               Telex (Answerback):
          (C)  Notice Address:
               Assignee name:
               Address:
               Attention:
               Telephone: (   )
               Facsimile: (   )
               Telex (Answerback):
          (D)  Payment Instructions:
               Account No.:
                    At:


               Reference:
               Attention:
     The Assignee agrees to furnish to the Administrative Agent and the Borrower on or before the Effective Date the tax form[s] required by Section 3.05(f) (if so required) of the Credit Agreement.

     This Notice of Assignment may be executed by the Assignor and the Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same notice and agreement.
                                   [ASSIGNOR]
Adjusted Commitment:               By:
$                                  Title:
Commitment:                        [ASSIGNEE]
$                                  By:
                                   Title:
ACKNOWLEDGED
this _____ day of             , 200__:
THE CHASE MANHATTAN BANK,
as Administrative Agent
By:
Title:










































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
                                                  Attachment A to
                                                  EXHIBIT 10.08
                                  [Form of]
                     Assignment and Assumption Agreement
     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement")
     dated as of    , 200_ is made
between _______________ (the "Assignor") and _____________ (the "Assignee").

                                  RECITALS
     WHEREAS, the Assignor is party to that certain Credit Agreement dated as of January 12, 2001, among TYSON FOODS, INC., a Delaware corporation (the "Borrower"), the banks parties thereto, Merrill Lynch Capital Corporation, as Syndication Agent, SunTrust Banks, Inc., as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent (including the Assignor, the "Banks"), (as from time to time amended, modified or supplemented, the "Credit Agreement"). Any terms defined in the Credit Agreement and not defined in this Agreement are used herein as defined in the Credit Agreement;
     WHEREAS, as provided under the Credit Agreement, the Assignor has committed to make committed loans (the "Committed Loans") to the Company in
an aggregate amount not to exceed $                     (the "Commitment");
     WHEREAS, [the Assignor has made Committed Loans in the aggregate
principal amount of $          to the Borrower] [no Committed Loans are
outstanding under the Credit Agreement];

     WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, [together with a corresponding portion of each of its outstanding Committed Loans,] in an amount equal to $
(the "Assigned Amount") on the terms and subject to the conditions set forth herein, and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions; and

     WHEREAS, the Assignee will have no interest in any Bid Loans made by the Assignor;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
     1.   Assignment and Assumption.
          (a) Subject to the terms and conditions of this Agreement, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and
     (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Agreement) [_____%] (the "Assignee's Percentage Share") of (A) the Commitment [and the Committed Loans] of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities under and in connection with the Credit Agreement and each other Loan Document (other than any such rights, benefits, obligations, liabilities or indemnities with respect to any Bid Loans made by the Assignor).
          [If appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on, and fees with respect to, Committed Loans assigned.]

          (b) With effect on and after the Effective Date (as defined in the Notice of Assignment), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement, including the requirements concerning confidentiality, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.
          (c)  After giving effect to the assignment and assumption, on the
     Effective Date the Assignee's Commitment will be $               .
     2.   Payments.
               (a) As consideration for the sale, assignment and transfer contemplated in Section 1, the Assignee shall pay to the Assignor on the Transfer Date (as defined in Section 5) in immediately available
     funds an amount equal to $              , representing the Assignee's
     Percentage Share of the principal amount of all Committed Loans previously made, and currently owned, by the Assignor to the Borrower under the Credit Agreement and outstanding on the Effective Date.
          (b) The [Assignor] [Assignee] further agrees to pay to the Administration Agent a recordation fee in the amount of $1,000.
     3.   Reallocation of Payments.
          Any interest, commissions, fees and other payments accrued to the Transfer Date with respect to the Committed Loans and the Commitment shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Transfer Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.
     4.   Independent Credit Decision.
          The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the financial statements referred to in Section 6.09 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Agreement; and (b) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.
     5.   Transfer Date; Notices.
          (a) As between the Assignor and the Assignee (but without affecting the Effective Date of the assignment being made hereby for purposes of the Credit Agreement), the effective date for this Agreement shall be_________ (the "Transfer Date"); provided that the following conditions precedent have been satisfied on or before the Transfer Date:

               (i) this Agreement shall be executed and delivered by the Assignor and the Assignee;
               (ii) the consent of the Borrower and the Administrative Agent required for an effective assignment of the Assigned Amount by the Assignor to the Assignee shall have been duly obtained and shall be in full force and effect as of the Transfer Date;
               (iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Agreement; and
               (iv) the recordation fee referred to in Section 2(b) and in
          Section 10.08(b) of the Credit Agreement shall have been paid to the Administrative Agent.
          (b) Promptly following the execution of this Agreement, the Assignor shall deliver to the Administrative Agent for acknowledgment by the Administrative Agent, the Notice of Assignment required under the Credit Agreement.
          [6. Administrative Agent [INCLUDE ONLY IF ASSIGNOR IS ADMINISTRATIVE AGENT].
          (a) The Assignee hereby appoints and authorizes the Assignor to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the Banks pursuant to the terms of the Credit Agreement.

          (b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Administrative Agent under the Credit Agreement.]
     7.   Withholding Tax.
          The Assignee agrees to comply with Section 3.05(f) of the Credit Agreement as if the date of this Agreement were the Effective Date of the Credit Agreement.
     8.   Representations and Warranties.
          (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien, security interest or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

          (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the performance or observance by the Borrower, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.
          (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement; and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, except subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.
     9.   Further Assurances.
          The Assignor and the Assignee each hereby agrees to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, including the delivery of any notices or other documents or instruments to the Borrower or the Administrative Agent, which may be required in connection with the assignment and assumption contemplated hereby.
     10.  Miscellaneous.
          (a) Any amendment or waiver of any provision of this Agreement shall be in writing signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach hereof.
          (b) All payments made hereunder shall be made without any set-off or counterclaim.
          (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.
          (d) This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

          (e) This Agreement shall be governed by and construed in accordance with the law of the State of New York. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
          (f) The Assignor and the Assignee each hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with this Agreement, the Credit Agreement, any related documents and agreements or any course of conduct, course of dealing, statements (whether oral or written).
          [Other provisions to be added as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.
                                   [                        ]
                                        Assignor
                                   By:
                                   Title:
                                   Address:
                                   [                        ]
                                        Assignee
                                   By:
                                   Title:
                                   Address: